UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Chefs’ Warehouse, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE CHEFS’ WAREHOUSE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Chefs’ Warehouse, Inc. (the “Company”), which will be held on Friday, May 17, 2013 at 10:00 a.m. eastern daylight time at The Ridgefield Playhouse, 80 East Ridge Street, Ridgefield, Connecticut 06877 and simultaneously on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef13, and any adjournments or postponements of the Annual Meeting.

We are holding the Annual Meeting for the following purposes:

1.	To elect Dominick Cerbone, John A. Couri, Joseph M. Cugine, Alan C. Guarino, Stephen Hanson, Christopher Pappas and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2013;

3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These matters are more fully described in the accompanying proxy statement. We are not aware of any other business to be transacted at the Annual Meeting.

Only stockholders of record on our books at the close of business on Monday, March 18, 2013 will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices located at 100 East Ridge Road, Ridgefield, Connecticut 06877. If you would like to view the stockholder list, please call our General Counsel and Corporate Secretary, Alexandros Aldous, at (203) 894-1345 to schedule an appointment. The stockholder list will also be available on the Internet through the virtual web conference during the Annual Meeting.

In accordance with rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders over the Internet. On or about April 3, 2013, we mailed to all stockholders of record as of the close of business on March 18, 2013 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended December 28, 2012, and our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as instructions on how to vote. The April 3, 2013 notice also provides instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders.

You may vote your shares in person at the Annual Meeting, via the Internet, by telephone or by completing, dating, signing and promptly returning a proxy card to us in the envelope provided, if you requested and received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these methods. We encourage you to vote in the method that suits you best so that your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,

Christopher Pappas,

Chairman of the Board

April 3, 2013

PLEASE VOTE. STOCKHOLDERS MAY VOTE IN PERSON AT THE ANNUAL MEETING OR BY INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON OR ABOUT APRIL 3, 2013 FOR INFORMATION ON HOW TO VOTE IN PERSON OR BY INTERNET, TELEPHONE OR MAIL.

THE CHEFS’ WAREHOUSE, INC.

100 East Ridge Road

Ridgefield, Connecticut 06877

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2013

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (which we sometimes refer to as the “Board” in this proxy statement) of The Chefs’ Warehouse, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 17, 2013 at 10:00 a.m. eastern daylight time at The Ridgefield Playhouse, 80 East Ridge Street, Ridgefield, Connecticut 06877 and simultaneously on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef13, and any adjournments or postponements of the Annual Meeting. The Board is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We will bear the cost of soliciting the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2013:

As outlined in the notice we mailed to you on or about April 3, 2013 (the “Notice of Proxy Availability”), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 28, 2012 are available on the Internet at www.proxyvote.com.

INFORMATION ABOUT THE MEETING

Record Date and Share Ownership

Only stockholders of record on our books at the close of business on Monday, March 18, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on the Record Date, we had 21,167,064 shares of common stock outstanding and eligible to vote on each matter brought before the Annual Meeting. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended December 28, 2012 are being made available to stockholders of record on or about April 3, 2013. We are making these materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you without charge by mail. On or about April 3, 2013, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote their shares of our common stock.

We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10- K for the fiscal year ended December 28, 2012, as filed with the Securities and Exchange Commission (the “SEC”), without exhibits. Please address all such requests to the attention of Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Exhibits will be provided upon written request to Mr. Aldous and payment of an appropriate processing fee.

Submitting and Revoking Your Proxy

If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

FOR	the election of Dominick Cerbone, John A. Couri, Joseph M. Cugine, Alan C. Guarino, Stephen Hanson, Christopher Pappas and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified (Proposal 1);

FOR	the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for fiscal 2013 (Proposal 2); and

FOR	the non-binding, advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement (Proposal 3).

If other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.

You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person or via the Internet while attending the virtual Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to our corporate secretary at 100 East Ridge Road, Ridgefield, Connecticut 06877. Attendance at the Annual Meeting, whether in person or through the Internet, will not itself be deemed to revoke your proxy unless you vote in person or via the Internet while attending the Annual Meeting. If you attend the Annual Meeting in person and want to vote in person, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in “street name,” you will need to obtain a proxy form from the institution that holds your shares. Your most current proxy card or telephone or Internet proxy is the one that is counted.

If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your broker, bank or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposal 1 (election of seven nominees as directors) and Proposal 3 (non-binding, advisory vote on executive compensation) are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of BDO USA, LLP) is a discretionary item, and your broker, bank or nominee may vote your shares in their discretion in the event that they do not receive voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1 and 3, but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposals 1 or 3.

In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will request brokerage houses, banks and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.

How to Vote

For Proposal 1 (election of seven nominees as directors), you may vote “FOR” each of the nominees to the Board, or you may “WITHHOLD AUTHORITY.” A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For Proposal 2 (ratification of the selection of BDO USA, LLP) and Proposal 3 (non-binding, advisory vote on executive compensation), you may vote “FOR” or “AGAINST” each proposal or abstain from voting on the proposal.

Stockholders of Record: If you are a stockholder of record on the Record Date, there are four ways to vote:

•	by voting in person at the Annual Meeting;

•	by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

•	by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your proxy card; or

•

by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the Annual Meeting virtually through the Internet at www.virtualshareholdermeeting.com/chef13.

If you plan to vote by telephone or Internet in advance of the Annual Meeting, your vote must be received by 11:59 p.m., eastern daylight time, on May 16, 2013 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/chef13.

Street Name Holders: If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the Annual Meeting, you must have your 12-digit control number from your Notice of Proxy Availability.

We provide Internet proxy voting to allow you to vote your shares online both before and during the Annual Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Quorum

Presence by attendance at the Annual Meeting or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum. Shares of common stock present by attendance at the Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Votes Required

Proposal 1 (election of seven nominees as directors) is an uncontested director election. Our Bylaws require that each nominee be elected by a plurality of votes cast at any meeting for the election of directors at which a quorum is present. Broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

With respect to Proposal 2 (ratification of the selection of BDO USA, LLP) and Proposal 3 (non-binding, advisory vote on executive compensation), the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal is necessary for approval. Abstentions will be equivalent to a vote against Proposals 2 and 3. Broker non-votes will have no effect on the results of Proposal 3 because they are not considered votes cast. However, regarding Proposal 2, the ratification of the appointment of our independent registered public accounting firm is considered a “routine” item and brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions before the date of the Annual Meeting.

Attending the Annual Meeting

We will be hosting the 2013 Annual Meeting of Stockholders at The Ridgefield Playhouse, 80 East Ridge Street, Ridgefield, Connecticut 06877. Any stockholder can attend the Annual Meeting in person. We will also be hosting the Annual Meeting on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/chef13. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/chef13.

•	Webcast starts at 10:00 a.m. eastern daylight time.

•	Please have your 12-digit control number to enter the Annual Meeting.

•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-800-690-6903 on the day before the Annual Meeting and the day of the Annual Meeting.

•	Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/chef13 until May 16, 2014.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice of Proxy Availability and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the 2012 Annual Report or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table includes information regarding the amount of our common stock beneficially owned as of March 18, 2013 by (i) each of our directors, (ii) each of our executive officers named in “EXECUTIVE COMPENSATION—2012 Summary Compensation Table,” (iii) all of our directors and current executive officers as a group, and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Ownership
Directors and Named Executive Officers:
Christopher Pappas	3,609,215	17.1%
John Pappas	3,122,615	14.8%
Dominick Cerbone	1,948	**
John A. Couri	8,215	**
Joseph M. Cugine	1,639	**
Alan C. Guarino	5,224	**
Stephen Hanson	13,215	**
John D. Austin	155,776	**
Frank O’Dowd (3)	153,728	**
Patricia Lecouras	82,228	**
Alexandros Aldous	28,305	**
Kenneth Clark	51,399	**
James Wagner	153,740	**
All directors and executive officers, as a group (11 persons) (4)	7,182,108	33.9%
Other Stockholders:
AllianceBernstein L.P. (5)	1,799,807	8.5%
Baron Capital Group, Inc. (6)	1,750,000	8.3%
TimesSquare Capital Management, LLC (7)	1,203,072	5.7%

**	Less than 1%
(1)

The address for each listed director and executive officer, except Kenneth Clark and James Wagner, is c/o The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The address of Kenneth Clark is 15 Sunswept Drive, New Fairfield, CT 06812. The address of James Wagner is 46 Grace Street, New Canaan, CT 06840. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, New York 10105. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, 49th Floor, New York, New York 10153. The address of TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036.

(2)	The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after March 18, 2013 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.
(3)	Frank O’Dowd pledged 120,805 shares of our common stock as part of the collateral for his obligations under a credit agreement.
(4)	This group includes all of our current directors and executive officers. This group does not include Kenneth Clark, our former chief financial officer, or James Wagner, our former chief operating officer, as each of those individuals ceased being executive officers of the Company prior to the end of our 2012 fiscal year.

(5)	AllianceBernstein L.P. has sole power to vote or to direct the vote of 1,486,107 shares and sole power to dispose or to direct the disposition of 1,716,565 shares. AllianceBernstein L.P. may be deemed to share beneficial ownership of 83,242 shares with reporting persons of its parent companies, AXA SA and AXA Financial, Inc. The foregoing information is based solely on a Schedule 13G/A filed by AllianceBernstein L.P. with the SEC on February 11, 2013.
(6)	BAMCO, Inc. is a subsidiary of Baron Capital Group, Inc. (“BCG”) and Ronald Baron owns a controlling interest in BCG. BCG, BAMCO, Inc., Baron Small Cap Fund and Ronald Baron have shared power to vote or direct the vote and shared power to dispose or direct the disposition of all 1,750,000 shares. The foregoing information is based solely on a Schedule 13G/A filed by BCG with the SEC on February 14, 2013.
(7)	TimesSquare Capital Management, LLC has sole power to vote or direct the vote of 1,132,972 shares and sole power to dispose or direct the disposition of all 1,203,072 shares. The foregoing information is based solely on a Schedule 13G filed by TimesSquare Capital Management, LLC with the SEC on February 8, 2013.

CORPORATE GOVERNANCE

Summary

We are committed to maintaining strong corporate governance practices and principles. The Board actively monitors developments relating to the corporate governance of public corporations, and the Board has consulted with our legal counsel and independent registered public accounting firm to evaluate our current corporate governance and other practices in light of these developments. We believe our policies and practices reflect corporate governance best practices and compliance with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the Listing Rules of the NASDAQ Stock Market (“NASDAQ”). For example:

•

The Board has adopted our Corporate Governance Guidelines, which were most recently revised in March 2013 and which outline the roles and responsibilities of the Board and its committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our chief executive officer, director stock ownership guidelines, and director orientation and continuing education;

•

A majority of the members of the Board are “independent directors” within the NASDAQ Listing Rules’ definition, and the Board makes an affirmative determination regarding the independence of each director annually;

•

All members of the Board’s standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee—are “independent directors” within the NASDAQ Listing Rules’ definition;

•	The independent members of the Board meet regularly without the presence of management;

•	We have designated an independent director to serve as our “Lead Director” to coordinate the activities of the other independent members of the Board;

•

We have a Code of Business Conduct and Ethics that applies to our principal executive officer and all members of our finance department, including our principal financial officer and principal accounting officer;

•	The charters of the Board’s committees clearly establish their respective roles and responsibilities; and

•	The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

In addition, our Corporate Governance Guidelines limit the directors serving on our Audit Committee from serving on more than three public company audit committees without the Board’s determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. Directors must notify the chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Board when their principal occupation or business association changes, at which point the Board will evaluate the propriety of continued Board service.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. The corporate governance page can be found at www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance.” Copies of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee can be found on the corporate governance page of our website. Information contained on our website is not incorporated by reference into this proxy statement or considered to be part of this document.

Director Independence

Our Corporate Governance Guidelines require a majority of the members of the Board to be “independent directors” as such term is defined in the NASDAQ Listing Rules. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that five of its seven members are independent. Our five independent directors are Dominick Cerbone, John A. Couri, Joseph M. Cugine, Alan C. Guarino and Stephen Hanson. Christopher Pappas and John Pappas are our employees; therefore, Messrs. C. Pappas and J. Pappas are not independent directors. In making this independence determination, the Board considered our transactions with a New York City-based multi-concept restaurant operator holding company, of which Mr. Hanson is the president and a 50% owner, and the Board determined that Mr. Hanson still qualifies as an “independent director” as such term is defined in the NASDAQ Listing Rules. For more information regarding our transactions with this holding company in fiscal 2012, see the information under the caption “CORPORATE GOVERNANCE—Certain Relationships and Related Transactions—Transactions with Related Persons—Transactions with Directors” on page 10 of this proxy statement.

Our Corporate Governance Guidelines and the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee requires all members of these committees to be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”). The charter of the Compensation Committee also requires that, beginning on the earlier of the Company’s first annual meeting of stockholders after January 14, 2014, or October 31, 2014, its members must not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof (except (x) fees paid for service on the Board or any committee thereof and (y) fixed amounts of compensation received under a retirement plan (including deferred compensation) for prior service with the Company, provided that such compensation is not contingent in any way on continued service). Also pursuant to the charter of the Compensation Committee, in determining whether a director is eligible to serve on the Compensation Committee, the Board, beginning on the earlier of the Company’s first annual meeting of stockholders after January 14, 2014, or October 31, 2014, must consider whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company to determine whether such affiliation would impair the director’s judgment as a member of the Committee.

Lead Director

The Board has created the position of Lead Director. Mr. John A. Couri, chairman of the Nominating and Corporate Governance Committee, currently serves as the Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director must be “independent” within the meaning of the SEC’s rules and regulations and the NASDAQ Listing Rules. The Lead Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including the following:

•	Serving as a liaison between Christopher Pappas, our chief executive officer and chairman of the Board, and the independent directors of the Board;

•	Advising the chairman of the Board as to an appropriate schedule of and agenda for the Board’s meetings and ensuring the Board’s input into the agenda for the Board’s meetings;

•

Advising the chief executive officer as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•	Assisting the Board, the Nominating and Corporate Governance Committee and our officers in better ensuring compliance with and implementation of our corporate governance principles; and

•

Serving as the chairman for executive sessions of the Board’s independent directors and acting as chairman of the Board’s regular and special meetings when the chairman of the Board is unable to preside.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

The Board recognizes that transactions or relationships with us and our subsidiaries and our directors, director nominees, executive officers and greater than 5% beneficial owners of our common stock, and the immediate family members of each of the foregoing, may involve potential conflicts of interest. As a result, the Board adopted a written Related Party Transaction Policy (the “Policy”) requiring the prior approval of the Audit Committee before a related party may enter into a transaction or relationship in which we or a subsidiary of ours is a participant and the related party would have a direct or indirect interest, unless such transaction involves less than $120,000. Under the Policy, any proposed related party transactions are reviewed at the regularly scheduled meetings of the Audit Committee. Additionally, ongoing relationships are periodically reviewed and assessed to determine whether, based on all relevant facts, information and circumstances (including our and our subsidiaries’ contractual obligations), the related party transaction remains appropriate or should otherwise be modified or terminated. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be able to vote on the approval or ratification of the transaction; however, the director shall provide all material information and may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions concerning the related party transaction. We require that any related party transaction must be on terms no less favorable to us than could be obtained from unaffiliated third parties. As required under SEC regulations, those transactions or series of similar transactions to which we or a subsidiary of ours is or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest is disclosed in this proxy statement if required to so be disclosed by SEC regulations.

Other than the transactions described below and the arrangements described under “EXECUTIVE COMPENSATION— Compensation Discussion and Analysis,” since December 30, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions required to be disclosed by SEC regulations to which we or any of our subsidiaries were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transactions with Related Persons

Warehouse and Office Leases

We lease two warehouse and office facilities from two entities that are wholly-owned by two of our directors and one of their “family members” (as such term is defined in the NASDAQ Listing Rules), who is also a former member of our Board, pursuant to long-term operating lease agreements. Our subsidiary, Dairyland USA Corporation, subleases a warehouse and office facility in the Bronx, New York from The Chefs’ Warehouse Leasing Co., LLC, a New York limited liability company that is wholly-owned equally by Christopher Pappas, John Pappas and Dean Facatselis, a “family member” of each of Christopher Pappas and John Pappas and a former member of our Board. The Chefs’ Warehouse Leasing Co., LLC leases the facility from the New York City Industrial Development Agency and subleases the facility to Dairyland USA Corporation. The annual base rent under the sublease agreement equals the amount of rent payable by The Chefs’ Warehouse Leasing Co., LLC to the New York City Industrial Development Agency plus an amount necessary to allow The Chefs’ Warehouse Leasing Co., LLC to service the indebtedness it incurred to finance the completion of the facility. The annual base rent under the sublease was initially $950,000, which has been subject to cumulative annual increases of 3.5%. Dairyland USA Corporation paid The Chefs’ Warehouse Leasing Co., LLC $1,208,665 under the terms of the sublease arrangement in fiscal 2012. The aggregate amount of all periodic payments under the sublease agreement due on or after the beginning of fiscal year 2013 through December 31, 2014 is approximately $2,545,721, plus annual taxes and operating expenses.

From January 1, 2015 through June 29, 2030, the aggregate amount of all periodic payments due under the sublease agreement is approximately $9.3 million. In connection with this sublease arrangement, Dairyland USA Corporation and two of our other subsidiaries are required to act as conditional guarantors of The Chefs’ Warehouse Leasing Co., LLC’s mortgage obligation on the distribution center. The mortgage payoff date is December 2029 and the potential obligation under this conditional guarantee totaled $10.6 million at December 28, 2012. On July 1, 2005 the Company entered into a consent and release agreement with the mortgagee in which the entity guarantors were conditionally released from their respective obligations. The Company and the entity guarantors continue to be in compliance with the specified conditions. The Chefs’ Warehouse Leasing Co., LLC has the ability to opt out of its lease agreement with the New York City Industrial Development Agency by giving 60 days’ notice. This action would cause the concurrent reduction in the term of the sublease with Dairyland USA Corporation to December 2014. Dairyland USA Corporation does not have an option to acquire the facility under any of the agreements governing this facility.

Dairyland USA Corporation also leases a warehouse and office facility in Hanover, Maryland from Candlewood Road Property, LLC, a Maryland limited liability company that is wholly-owned by Christopher Pappas, John Pappas and Dean Facatselis, pursuant to a lease agreement dated September 14, 2004. Candlewood Road Property, LLC is the owner of the property. The lease expires on September 30, 2014. The initial annual base rent under the lease agreement was $360,000 and is subject to cumulative annual increases of 3.5%. In fiscal 2012, Dairyland USA Corporation paid Candlewood Road Property, LLC $462,028 in rent under the terms of the lease. The aggregate amount of all periodic payments under the lease agreement due on or after the beginning of fiscal year 2013 through the end of the lease is approximately $846,181, plus annual taxes and operating expenses.

Employment of Family Members

Christopher Pappas’s brother, John Pappas, is one of our employees and a member of our Board. We paid John Pappas approximately $302,098 in total compensation in fiscal 2012. John Pappas did not receive any compensation for his service on our Board.

John Pappas’s brother-in-law, Constantine Papataros, is one of our employees. We paid him approximately $140,179 in total compensation in fiscal 2012.

Transactions with Directors

One of our non-employee directors, Stephen Hanson, is the President and a 50% owner of a New York City-based multi-concept restaurant operator holding company. Certain subsidiaries of this holding company are customers of the Company and its subsidiaries that purchased an aggregate of approximately $3.2 million of products from us during fiscal 2012. Terms provided to these customers were determined in the ordinary course of business, at arm’s length and materially consistent with those of other customers with similar volumes and purchasing patterns.

Each of Christopher Pappas, John Pappas and Dean Facatselis owns 8.33% of a New York City-based restaurant customer of the Company and its subsidiaries that purchased an aggregate of approximately $213,000 of products from us during fiscal 2012. Messrs. C. Pappas, J. Pappas and Facatselis have no other interest in the restaurant other than these equal interests and are not involved in the day-to-day operation or management of this restaurant. Terms provided to this customer were determined in the ordinary course of business, at arm’s length and materially consistent with those of other customers with similar volumes and purchasing patterns.

Board Leadership Structure

The Board currently combines the roles of chairman of the Board and chief executive officer. Our Corporate Governance Guidelines do not require the chairman of the Board to be independent and do not specify whether the positions of chairman of the Board and chief executive officer must be separated. Considering the Company’s successful performance over extended periods under Christopher Pappas’s leadership, the Board believes that the Company benefits from Mr. C. Pappas’s services in both roles. Mr. C. Pappas has served as our chief executive officer since 1985. The Board believes Mr. C. Pappas to be the most qualified to serve as our chairman because he is the director most familiar with the Company’s business and the foodservice distribution industry and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of chairman and chief executive officer promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans.

As discussed above, the Board also maintains an independent lead director. John A. Couri currently serves as our lead director. We believe it is important to have an independent lead director to establish a system of checks and balances between the independent directors of the Board and Mr. C. Pappas. The lead director provides leadership to the Board to ensure it operates in an independent, cohesive manner. The Board believes that having a lead director vested with key duties and responsibilities (as discussed above) and the Board’s standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team.

Risk Oversight

The Board has overall responsibility for risk oversight. The Board oversees risk management with a focus on our primary areas of risk: risk related to our business strategy, financial risk, legal/compliance risk and operational risk. Our president and chief executive officer and each of our other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board and explaining to the Board how those risks are being addressed.

Certain standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. The Compensation Committee addresses risks relating to our executive compensation strategies and is tasked with monitoring our executive compensation program to ensure that it does not encourage our executive officers to take unnecessary and excessive risks. The Board receives regular reports from the chairs of the Audit Committee and Compensation Committee regarding these committees’ risk management efforts and receives reports and other meeting materials provided to each of the committees. In addition, we have established a Disclosure Committee which consists of our executive officers and assists the Board in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from our general counsel and other employees responsible for our regulatory compliance. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face.

Compensation Risk

Our Compensation Committee is comprised solely of independent directors and is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Following our initial public offering (“IPO”) in fiscal 2011, we began to incorporate compensation practices that we believe discourage our employees from excessive risk-taking that could be reasonably likely to have a materially adverse effect on us, including the following:

•	The base salary component of compensation does not encourage risk-taking because it is a fixed amount.

•	We have a combination of both short-term and long-term elements of executive compensation.

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All equity awards granted to our employees following our IPO were granted in the form of either time-based vesting restricted stock which vests pro-rata over a period of three to five years or performance-based vesting restricted stock which vests over three years if we achieve certain earnings per share targets. The time-based vesting structure disincentivizes short-term risk-taking at the expense of long-term stockholder value and a multi-year performance-based award discourages risk-taking that would generate higher short-term returns at the expense of performance in the remaining years in a performance period.

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Our chief executive officer and vice chairman maintain a significant ownership interest in our company, which closely aligns their interests with our stockholders’ interests and disincentivizes them from engaging in, or encouraging our other executive officers to engage in, unreasonable or excessive risk-taking.

•	We have instituted a clawback, or recoupment, policy on awards granted under our annual incentive cash compensation program.

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A majority of the awards to executives under the Company’s annual incentive cash compensation program are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

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For the Company’s annual incentive cash compensation program for fiscal 2012 and 2013, our Compensation Committee selected performance measures that we believe are less susceptible to judgments and interpretations (for example, revenue and earnings per share) than other performance measures that it could have selected.

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Assuming achievement of a threshold level of performance, payouts under our annual incentive cash compensation program result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could encourage excessive risk-taking.

•	Our Compensation Committee determines achievement levels under the Company’s annual incentive cash compensation plan in its discretion after reviewing Company and executive performance.

•	Our Compensation Committee is being advised by an independent compensation consultant who also reviews the results of our annual analysis and assessment of our compensation programs.

Nomination of Directors

The Nominating and Corporate Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee has adopted qualitative standards by which it determines if nominees are qualified to serve on the Board. The Nominating and Corporate Governance Committee evaluates recommended nominees in accordance with the following criteria:

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Personal characteristics. The Nominating and Corporate Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Corporate Governance Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

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Core Competencies. The Nominating and Corporate Governance Committee considers whether the nominee’s knowledge and experience would contribute to the Board’s achievement of certain core competencies. The Nominating and Corporate Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

•	Board Independence. The Nominating and Corporate Governance Committee considers whether the nominee would qualify as an “independent director” under the NASDAQ Listing Rules.

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Director Commitment. The Nominating and Corporate Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Corporate Governance Committee to initially select the director as a nominee. The Nominating and Corporate Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

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Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s businesses.

Following this evaluation, the Nominating and Corporate Governance Committee will make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

Director Nominees Recommended by Stockholders

The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Corporate Governance Committee, a stockholder who wishes to recommend a director nominee must deliver or send by first class U.S. mail a written notice addressed to Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. The written notice must be received by our corporate secretary not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the last annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was first made. The notice to our corporate secretary must include the information specified in our bylaws, including the following: (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the class or series and number of our shares which are owned beneficially or of record by each such nominee, (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to be named as a nominee and to serve as a director if elected), and (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and record address of such stockholder, as it appears on the Company’s books, and of such beneficial owner, if applicable, and of their respective affiliates or associates or others acting in concert therewith, (ii)(A) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, as applicable, and their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such stockholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (iii) a description of all arrangements or understandings between such stockholder and/or beneficial owner, if applicable, and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the SEC’s Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as may be reasonably required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as a member of the Board.

Board Meetings

During the fiscal year ended December 28, 2012, the Board met nine times, four times in person and five times telephonically. Following each in-person meeting of the Board, the independent directors met in executive session without the presence of management. All directors attended at least 75% of the meetings of the Board and of the committees on which they served in fiscal year 2012. We encourage each member of the Board to attend our annual meetings of stockholders. All of the members of our Board at the time of our 2012 annual meeting of stockholders attended the 2012 annual meeting, either in person or telephonically. Dominick Cerbone, Joseph M. Cugine and Alan C. Guarino were not members of the Board at the time of our 2012 annual meeting.

Committees of the Board of Directors

The Board currently has a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Upon recommendation of the Nominating and Corporate Governance Committee, the full Board appoints members of each of those committees and designates the chairperson of each of those committees.

Compensation Committee. The Compensation Committee evaluates and establishes the compensation of our executive officers. The Compensation Committee also establishes or approves all policies and procedures related to our incentive compensation programs and administers our incentive plans, including our 2011 Omnibus Equity

Incentive Plan and annual cash incentive compensation plans. For a description of the role of the Compensation Committee, its consultants and management in setting compensation, please see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.” The Compensation Committee also approves our compensation discussion and analysis included in our annual proxy statements.

The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our chief executive officer, chief human resources officer and general counsel. Compensation Committee meetings are regularly attended by the chief executive officer and chairman of the Board (except during deliberations and voting regarding his compensation), chief human resources officer and general counsel. At certain meetings during fiscal 2012, the Compensation Committee met in executive session without any member of management present. The chairman of the Compensation Committee reports the Compensation Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance, human resources and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The Compensation Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” and then clicking on “Compensation Committee Charter.” The Compensation Committee held eight meetings during fiscal 2012. The current members of the Compensation Committee are Alan C. Guarino (chairman), John A. Couri and Joseph M. Cugine, each of whom is an independent director.

Audit Committee. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning and to assure our compliance with all applicable laws, regulations and corporate policies; reviewing the performance of our independent registered public accounting firm; and making decisions regarding the appointment or termination of our independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered public accounting firm. Among the Audit Committee’s duties are review of the results and scope of the audit and other services provided by our independent registered public accounting firm.

The Audit Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” and then clicking on “Audit Committee Charter.” The Audit Committee held eleven meetings during fiscal 2012. The current members of the Audit Committee are Dominick Cerbone (chairman), Joseph M. Cugine and Stephen Hanson, each of whom is an independent director. The Board has determined that Mr. Cerbone, who is an “independent director” as such term is defined in the NASDAQ Listing Rules, is also an “audit committee financial expert” as defined by the rules and regulations of the SEC. For more information regarding the qualifications and experience of Mr. Cerbone, see “Proposal 1 – Election of Directors – Directors and Nominees for Director – Dominick Cerbone” on page 17 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board is responsible for developing, reviewing and recommending to the Board for adoption our Corporate Governance Guidelines; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board’s committees; assisting the Board in conducting performance reviews of the Board and its committees; and formulating and assessing our senior management succession plans with our chief executive officer and chairman of the Board. For additional information regarding the director nomination process undertaken by the Nominating and Corporate Governance Committee, see “CORPORATE GOVERNANCE—Nomination of Directors.”

The Nominating and Corporate Governance Committee’s charter is available on our website, www.chefswarehouse.com, by clicking on “Investors,” then clicking on “Corporate Governance,” and then clicking on “Nominating and Corporate Governance Committee Charter.” The Nominating and Corporate Governance Committee held six meetings during fiscal 2012. The current members of the Nominating and Governance Committee are John A. Couri (chairman), Alan C. Guarino and Stephen Hanson, each of whom is an independent director.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Messrs. Guarino, Couri and Cugine. All members of the Compensation Committee are “independent directors” within the meaning of the NASDAQ Listing Rules and no member is an employee or former employee of the Company. During fiscal 2012, no member of the Compensation Committee had any relationship requiring disclosure under the section “CORPORATE GOVERNANCE—Certain Relationships and Related Transactions.” None of our executive officers served during fiscal 2012 as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee. None of our executive officers served during fiscal 2012 as a director of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.

Communication with the Board of Directors

Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Alexandros Aldous, General Counsel and Corporate Secretary, The Chefs’ Warehouse, Inc., 100 East Ridge Road, Ridgefield, Connecticut 06877. Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board. Each communication intended for the Board and received by the corporate secretary that is related to our operations and is relevant to a specific director’s service on the Board will be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

Currently, the Board is comprised of seven directors, all of whom are elected annually. The term of each current director will expire at the Annual Meeting. Each of our current directors has been nominated to stand for re-election as a director at the Annual Meeting to hold office until the next annual meeting of stockholders to be held in 2014 and until his successor is elected and qualified. Each nominee has indicated his willingness to serve, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.

We have described below information concerning the business experience and qualifications of each of our incumbent directors.

The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

The following is certain information regarding each of the director nominees:

Christopher Pappas, age 53, is our founder and has served as our chief executive officer since 1985 and has been a director on our board and our board chairman since our IPO, and he also served as a director and the chairman of the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has been our president since April 11, 2009 and before that was our president from our formation to January 1, 2007. Prior to founding our company, Mr. C. Pappas played basketball professionally in Europe for several years following his graduation from Adelphi University in 1981 with a Bachelor of Arts degree in Business Administration. Mr. C. Pappas currently oversees all of our business activities, with a focus on product procurement, sales, marketing, strategy development, business development and operations. Mr. C. Pappas’s qualifications to serve on the Board include his extensive knowledge of our company and the specialty food products distribution business and his years of leadership at the Company.

John Pappas, age 49, is a founder of our company and currently serves as our vice chairman, a position he has held since March 1, 2011. From our founding in 1985 to March 1, 2011, he served as our chief operating officer. Mr. J. Pappas has been a director on our board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. He has over 25 years of experience in logistics, facility management and global procurement and oversees our network of distribution centers nationwide. Mr. J. Pappas is also active in the development of our corporate strategy. Mr. J. Pappas’s qualifications to serve on the Board include his extensive knowledge of our company and the specialty food products distribution industry and his years of leadership at the Company.

Dominick Cerbone, age 68, has been a director on our board since May 24, 2012. Mr. Cerbone brings over 40 years of financial and accounting experience, which have all been spent at Ernst & Young. Most recently, he was a senior partner of the national office of Ernst & Young. Prior to that position, Mr. Cerbone was a senior partner of transaction advisory services for Ernst & Young, where he was responsible for structuring, negotiating, facilitating and integrating business transactions involving global public and private entities in numerous diversified industries. Other positions held at Ernst & Young include cross-border market leader of the transaction advisory services department, a partner of the audit practice and managing partner of the Stamford, CT office. Mr. Cerbone is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. Mr. Cerbone holds a Bachelor of Business Administration degree, with a major in Accounting, from Iona College. Mr. Cerbone’s qualifications to serve on our board include his extensive background and experience in accounting. Furthermore, he qualifies as our “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC.

John A. Couri, age 71, has been a director on our board since our IPO, and he also served as a director on the board of our predecessor company, Chefs’ Warehouse Holdings, LLC. Mr. Couri is the president of Couri Foundation, Inc., which was founded in 1988 to operate youth programs for underprivileged children; the president of the Hammond Street Senior Center Foundation, Inc., which operates a senior center in Ridgefield, Connecticut;

and the president of Founders Hall Foundation, Inc., which is a donor-supported education and recreation center for senior citizens in the Ridgefield, Connecticut area. In 1983, Mr. Couri co-founded Duty Free International (DFI), a New York Stock Exchange-listed public company, now Duty Free Americas, and served as president and chief executive officer of that company until it was sold to BAA in 1997. Mr. Couri served as a member of the Listed Company Advisory Board of the New York Stock Exchange from January 1993 to December 1995 and served as chairman of the Board of Trustees of Syracuse University from May 2004 to May 2008. Mr. Couri holds a Bachelor of Arts degree in Economics, with a minor in Business, from Syracuse University and received an honorary doctorate degree from Syracuse University in 2008. Mr. Couri’s qualifications to serve on the Board include his experiences as having been a founder, president and chief executive officer of a publicly-traded company, his expertise involving listed companies and his understanding of corporate finance matters.

Joseph M. Cugine, age 52, has been a director on our board since September 7, 2012. He is currently the president and co-owner of Argo Tea, a retail and wholesale tea company based in Chicago with 25 stores; the owner of Cugine Foods, which owns restaurant franchises in New York; and co-founder and partner of a multi-unit restaurant and real estate holding company in New Jersey. Previously, Mr. Cugine was chief customer officer and senior vice president of PepsiCo Foodservice division from 2004-2010. Prior to that role he held a series of general manager and sales leadership roles throughout PepsiCo and Procter & Gamble. Mr. Cugine serves as a member of the board of directors of the Ridgefield Playhouse in Ridgefield, Connecticut. Mr. Cugine’s qualifications to serve on the Board include his more than 25 years of experience in the food distribution industry, as well as his general business and investing background.

Alan C. Guarino, age 53, has been a director on our board since November 7, 2012. Mr. Guarino brings over 24 years of global recruiting and talent management experience to our board. Currently, Mr. Guarino is the vice chairman of Global Financial Markets at Korn Ferry International after having served as the global sector leader of FinTech, Electronic Trading, and Transaction Services at Korn Ferry International from 2007 until April 2012. He also serves as a senior partner in the Board Services and CEO practice of Korn Ferry International. In 1993, Mr. Guarino launched the start-up company Cornell International that grew into a top ranked firm engaged in retained executive search and strategic human resource consulting on Wall Street and was sold to Adecco in March of 2007. Prior to that role, he served as chief operating officer of Career Directions, a regional staffing firm; as a department head in Global Securities Processing at The Bank of New York; and as a captain in the U.S. Army. Mr. Guarino’s qualifications to serve on the Board include his extensive knowledge of human resources, compensation matters and organizational development.

Stephen Hanson, age 63, has been a director on our board since July 27, 2011. He is the founder and president of B.R. Guest Restaurants, a New York multi-concept operator that began with one restaurant in 1987 and has since expanded to over 20 properties in New York City, Las Vegas and Florida. Mr. Hanson is a member of the Department of Consumer Affairs’ Consumers Council for New York City, a position he has held since January 2011. He also sits on the boards of directors for Publicolor, a not-for-profit organization that uses color, collaboration, design and the painting process to empower students to transform themselves, their schools and their communities, and City Harvest, a not-for-profit organization dedicated to ending hunger in New York City. Mr. Hanson earned a business degree from New York University’s Stern School of Business in 1976. Mr. Hanson’s qualifications to serve on the Board include his more than twenty years of experience in the restaurant industry, as well as his general business and investing background.

Vote Required

The affirmative vote of a plurality of the shares of our common stock represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 1 is required to approve the election of each of the nominees for election as a director. All nominees for election as directors at the Annual Meeting currently serve on the Board. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR the election of Dominick Cerbone, John A. Couri, Joseph M. Cugine, Alan C. Guarino, Stephen Hanson, Christopher Pappas and John Pappas as directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. Broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis discusses the objectives and elements of our compensation programs and the compensation awarded to our named executive officers in the 2012 fiscal year. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this compensation discussion and analysis. For fiscal 2012, the following individuals were our named executive officers:

•	Christopher Pappas, our chairman, president and chief executive officer;

•	John Austin, our chief financial officer;

•	Kenneth Clark, our former chief financial officer;*

•	Frank O’Dowd, our chief information officer;

•	Patricia Lecouras, our chief human resources officer;

•	Alexandros Aldous, our general counsel and corporate secretary; and

•	James Wagner, our former chief operating officer.**

*	Kenneth Clark resigned as our chief financial officer effective June 30, 2012.
**	Effective August 31, 2012, James Wagner’s employment terminated.

Overview of Compensation Process

We have established a compensation committee of our board of directors, which consists solely of directors that are “independent” under the rules and regulations of the SEC and NASDAQ. The Compensation Committee has overall responsibility for the compensation program for our executive officers, including our named executive officers. For fiscal 2012, the Compensation Committee engaged a compensation consultant, Hay Group, to help it in establishing executive officer and director compensation for fiscal 2012. A representative of Hay Group attends Compensation Committee meetings when requested, reviews compensation data with the Compensation Committee, and participates in general discussions regarding executive compensation issues. The Compensation Committee has authorized Hay Group to interact with management on behalf of the Compensation Committee as needed in connection with advising the Compensation Committee. While the Compensation Committee considers input from Hay Group, the Compensation Committee’s decisions ultimately reflect many factors and considerations. The Compensation Committee evaluated the independence of Hay Group pursuant to SEC rules and the NASDAQ Listing Rules and concluded that Hay Group is independent and that its work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee meets during the first month of a fiscal year to set compensation for that fiscal year. Hay Group and management play integral roles in the compensation-setting process. The Compensation Committee actively works with Hay Group to formulate compensation decisions for our chief executive officer. Management, with input from Hay Group, makes recommendations to the Compensation Committee for the rest of the executive officers. Management’s and Hay Group’s recommendations are accompanied by competitive market data from the peer groups established by the Compensation Committee based on recommendations from Hay Group. This peer group analysis is discussed in further detail beginning on page 20 of this proxy statement.

In setting fiscal 2012 compensation for our named executive officers, the Compensation Committee, following discussions with management and Hay Group, considered the compensation practices of the companies within our peer groups, our operating performance in fiscal 2011 and each individual named executive officer’s performance of his or her duties. Members of management, including our chief executive officer, were not present when the Compensation Committee deliberated or voted on such member’s fiscal 2012 compensation package.

2012 Non-Binding, Advisory Say-on-Pay Proposal

In May 2012, our stockholders approved a non-binding, advisory say-on-pay proposal at our 2012 annual meeting with over 97% of the votes cast voting FOR the proposal. The Compensation Committee reviewed the results of the stockholder vote and took the high percentage of votes cast in favor of the proposal as an indication that our stockholders supported the pay-for-performance approach that we have adopted. The Compensation Committee will continue to monitor our current compensation structure and consider the results of future non-binding, advisory say-on-pay votes when establishing our pay programs in the future.

Compensation Philosophy and Objectives

The principal objectives of our executive compensation program are to attract, motivate and retain highly-qualified executives by providing total compensation for each position that the Compensation Committee believes is competitive within our business sector and compared to the companies within our peer groups. We also seek to provide appropriate incentives for our named executive officers to achieve performance metrics related to our company-wide performance and, in most instances, the individual’s particular performance goals. Finally, through the issuance of equity-based incentives, we seek to retain our key employees, other than our founders, and reward performance that enhances our long-term value.

Our Compensation Committee has strived to implement a compensation program that enables us to attract and retain high-quality leadership and to ensure that our named executive officers are compensated in a manner consistent with stockholder interests, the policies adopted by the Compensation Committee, internal equity considerations, competitive practice and the requirements of appropriate regulatory bodies. In determining the relevant amounts of each of these components, our Compensation Committee has adopted a compensation program that it believes consists of a mix of compensation that:

•	aligns interests of all eligible employees with our business plans;

•	incentivizes achievement of annual financial, functional, and individual objectives;

•	provides a systematic plan for establishing definitive performance goals; and

•	creates a fair and measureable compensation model for rewarding performance.

Competitive Marketplace Assessment

Although the Compensation Committee does not engage in benchmarking, the Compensation Committee, with the assistance of management and Hay Group, does compare our performance and compensation against a group of companies identified by Hay Group. Market data from our primary peer group was taken into consideration in setting the fiscal 2012 compensation of each of our named executive officers except Alexandros Aldous. The primary peer group was also referenced in our review of program designs, including an assessment of pay vehicles and performance metrics. In determining a primary peer group for fiscal 2012, Hay Group considered the following factors:

•	Company Type – The companies in the primary peer group are all publicly traded on a U.S. exchange.

•

Size – Annual revenues of the companies in the primary peer group range from approximately $300 million to approximately $1 billion. This size range reflected our near-term aggressive growth plans and our need to recruit executive talent with larger company experience to aid us as we seek to achieve such growth.

•

Business – The companies in the primary peer group represent multiple industry segments, including packaged foods, specialty and online retailers and other wholesalers and distributors. The foodservice distribution industry is a highly fragmented industry with several very large national players and numerous small, privately-held local players; accordingly, it was necessary to select our primary peer group from various industry segments.

•	Peers of Peers – Our primary peer group consists of companies that other peers consider part of their talent market.

Reflecting the factors outlined above, our primary peer group for fiscal 2012 consisted of the following companies:

Cal-Maine Foods, Inc.	Hain Celestial Group, Inc.	SunOpta, Inc.

Myers Industries, Inc.	J&J Snack Foods Corp.	Diamond Foods, Inc.

John B. Sanfilippo & Son, Inc.	1-800-FLOWERS.COM, Inc.	DXP Enterprises, Inc.

Dunkin’ Brands Group, Inc.	H&E Equipment Services, Inc.	B&G Foods, Inc.

Nutrisystem, Inc.	Farmer Bros. Co.	Bravo Brio Restaurant Group, Inc.

In setting the fiscal 2012 compensation for all of our named executive officers, Hay Group also established a secondary peer group, which consisted of large foodservice distribution companies, to test compensation design and performance metrics; however, due to the size of these companies, they were not appropriate to reference in determining fiscal 2012 pay levels of our named executive officers. Our secondary peer group consisted of the following companies:

SYSCO Corp.	Core-Mark Holding Co.	Nash-Finch Co.	United Natural Foods, Inc.

Finally, in setting the fiscal 2012 compensation for all of our named executive officers, Hay Group referenced Hay Group’s 2011 U.S. National Executive Compensation Report to determine market levels of compensation. Our named executive officers were matched by job title and revenue size to the survey data, which was averaged from two annual revenue buckets: (i) $250 million to $499 million, and (ii) $500 million to $999 million.

We do not benchmark compensation in the traditional manner, as we do not directly tie individual components of compensation to particular benchmarks. In general, the Compensation Committee references the 25th and 75th percentiles and the median of the competitive compensation marketplace as well as data regarding compensation design and performance metrics, but market data is only one factor among many considered by the Compensation Committee when making determinations regarding executive compensation. Other factors considered include individual performance, scope of responsibilities, tenure, criticality of the position, retention concerns and the need to recruit new officers.

Components of Fiscal 2012 Compensation for Our Named Executive Officers

Taking into account the above-described objectives and our peer group analyses, when setting fiscal 2012 compensation the Compensation Committee focused on designing a compensation package for our named executive officers that consisted of (i) base salaries, (ii) performance-based, annual cash incentive awards and (iii) for our named executive officers other than Christopher Pappas, equity-based awards consisting of a mix of time-based vesting and performance-based vesting restricted stock awards. Base salary provides a competitive rate of fixed pay and reflects different levels of responsibility within the Company, the skills and experience required for the job, individual performance and labor market conditions. Performance-based, annual cash incentive awards are designed to reward the annual achievement of financial, strategic and, in some cases, individual objectives. Long-term, equity-based awards are tied to pre-determined performance measures and are intended to reward performance over a multi-year period, align the interests of executives with those of stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company and provide an incentive for continued service at the Company. Each of the three compensation components are discussed in greater detail below:

Base Salary.

We provide our named executive officers with a base salary to compensate them for performing their daily responsibilities during the year. We believe that base salaries must be competitive based upon the named executive officer’s scope of responsibilities and what we believe to be market rates of compensation for executives performing similar functions for comparable companies within our peer groups. For fiscal 2012, our chief executive officer’s base salary was set by the Compensation Committee, following discussions with the Compensation Committee, our chief financial officer and Hay Group. Notwithstanding our chief executive officer’s strong performance, his base salary was unchanged in fiscal 2012 from fiscal 2011, and the Compensation Committee decided to focus instead on variable awards related to performance. The fiscal 2012 base salaries for our named executive officers other than our chief executive officer were established by the Compensation Committee, following discussions with our chief executive officer, chief financial officer, chief human resources officer and Hay Group. The fiscal 2012 base salaries for our named executive officers other than our chief executive officer were principally based on the Compensation Committee’s and management’s assessment of our operating performance in fiscal 2011 and the individual named executive officer’s performance of his or her duties, as well as our understanding of compensation of executive officers in comparable positions within our peer groups. Our named executive officers, other than Mr. C. Pappas, have had their performance reviewed periodically and have been eligible for merit-based base salary increases as a result of these reviews. Taking all of these factors into account, the Compensation Committee approved the following base salaries for our named executive officers for the 2012 fiscal year:

Name	2012 Base Salary
Christopher Pappas	$750,000
John Austin	$290,000	(1)
Kenneth Clark	$275,000	(2)
Frank O’Dowd	$235,000
Patricia Lecouras	$235,000
Alexandros Aldous	$195,833	(3)
James Wagner	$250,000	(4)

(1)	On May 24, 2012, the Compensation Committee set the annual base salary for Mr. Austin at $290,000, which was effective July 1, 2012 and prorated for his service during the last six months of the 2012 fiscal year.
(2)	Mr. Clark’s annual base salary was $275,000 until his resignation became effective on June 30, 2012. Mr. Clark remained employed by us following his resignation, but his annual base salary was reduced to $25,000 beginning July 1, 2012 through the remainder of 2012.
(3)	Mr. Aldous’s annual base salary was $175,000 for the first two months of fiscal 2012, and then it was increased to $200,000 for the remainder of fiscal 2012.
(4)	Mr. Wagner’s annual base salary was $250,000 for the first eight months of 2012 until his employment terminated on August 31, 2012.

As described above, Mr. C. Pappas’s base salary for fiscal 2012 was unchanged from his base salary for fiscal 2011. The fiscal 2012 base salaries for Mr. O’Dowd and Ms. Lecouras increased approximately 7.5% from their fiscal 2011 base salaries. Mr. Clark’s and Mr. Wagner’s base salaries for fiscal 2012 (prior to the effectiveness of their resignation or termination of employment, as applicable) were approximately 10.4% and 0.7%, respectively, higher than their base salaries in fiscal 2011. Mr. Aldous’s fiscal 2012 base salary was approximately 26.3% higher than his fiscal 2011 base salary. Mr. Austin served as a director of our company from our IPO until his resignation from our board on May 24, 2012 when he was appointed our chief financial officer, but he was not employed by us prior to such appointment. All of the base salary increases were a result of general market increases, peer group analyses and fiscal 2011 individual performances. The increase in Mr. Clark’s base salary was also the result of his increased responsibilities in connection with our becoming a public company.

Performance-Based, Annual Cash Incentive Compensation.

Overview

To closely align our named executive officers’ compensation to our goals, we believe that a significant portion of a named executive officer’s compensation should be incentive-based. Accordingly, we have utilized, and continue to utilize, an annual cash incentive compensation program that provides our named executive officers with the opportunity to earn substantial cash incentive compensation for the achievement of annual goals related to our performance and, in some cases, the executive officer’s individual performance.

Each of our named executive officers was eligible to receive performance-based cash incentive payments in the first quarter of 2013 under our 2012 Cash Incentive Plan (the “2012 Plan”) upon (i) the Company’s achievement of performance targets related to our fiscal 2012 revenue and fully-diluted earnings per share, or EPS, each of which were to be weighted equally and adjusted for the impact of acquisitions in fiscal 2012, and (ii) in certain instances, upon the individual’s achievement of certain individual performance goals. In choosing performance metrics for the 2012 Plan, the Compensation Committee considered the annual incentive plan designs of members of our peer groups, as well as our specific corporate goals and budgetary considerations. The target awards under the 2012 Plan, expressed as a percentage of annual base salary, for each of Mr. C. Pappas, Mr. Clark, Mr. O’Dowd, Ms. Lecouras, Mr. Aldous and Mr. Wagner were as set forth below:

Name	Total Target Award as a Percentage of Annual Base Salary	% of Award Based on Corporate Goals (Revenue and EPS)(1)	% of Award Based on Individual Performance Goals
Christopher Pappas	100%	100%	0%
John Austin (2)	75%	100%	0%
Kenneth Clark	50%	80%	20%
Frank O’Dowd	50%	80%	20%
Patricia Lecouras	50%	80%	20%
Alexandros Aldous	35%	60%	40%
James Wagner	100%	100%	0%

(1)	The portion of each individual’s award related to corporate goals is based 50% on our fiscal 2012 revenue and 50% on our fiscal 2012 fully-diluted EPS, each of which were adjusted for the impact of acquisitions in fiscal 2012.
(2)	The target awards under the 2012 Plan for Mr. Austin above are expressed as a percentage of his pro-rated 2012 annual base salary.

The maximum possible payout under the 2012 Plan with respect to the foregoing named executive officers was 200% of the target. Except for payouts to Mr. C. Pappas, any payout exceeding 100% of an individual’s target would be paid in restricted stock which would vest on the first anniversary of the date of grant.

In setting the corporate performance targets under the 2012 Plan, the Compensation Committee considered historic levels of our performance for revenue and EPS, taking into consideration our acquisitions in fiscal 2011, and based the corporate performance targets on results that were improvements over the prior year’s results. Furthermore, the Compensation Committee set the corporate performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the targets related to threshold performance were highly achievable in light of budgeted expectations, but the payouts for maximum performance required significant improvement over the prior year’s comparable performance. The performance targets selected by the Committee for each of the named executive officers during fiscal 2012 are set forth in the tables below.

Christopher Pappas

Mr. C. Pappas’s total target award under the 2012 Plan was 100% of his annual base salary. All of Mr. C. Pappas’s possible award under the 2012 Plan was based on our achievement of certain levels of EPS and revenue. The targets and possible payouts associated with Mr. C. Pappas’s award are set forth in the table below:

EPS Target ($)	Payout Related to EPS Target as a % of Annual Base Salary	Payout Related to EPS Target ($)	Revenue Target ($)	Payout Related to Revenue Target as a % of Annual Base Salary	Payout Related to Revenue Target ($)
$1.12 or more	100%	$750,000	$550 million or more	100%	$750,000
$1.02	62.5%	$468,750	$500 million	62.5%	$468,750
$0.93	50%	$375,000	$460 million	50%	$375,000
$0.88	37.5%	$281,250	$435 million	37.5%	$281,250
$0.84	25%	$187,500	$414 million	25%	$187,500
Below $0.84	0%	$0	Below $414 million	0%	$0

John Austin

Mr. Austin’s total target award under the 2012 Plan was 75% of his prorated annual base salary. All of Mr. Austin’s possible award under the 2012 Plan was based on our achievement of certain levels of EPS and revenue. The targets and possible payouts associated with the portion of Mr. Austin’s award based on the corporate goals are set forth in the table below:

EPS Target ($)	Payout Related to EPS Target as a % of Annual Base Salary	Payout Related to EPS Target ($)	Revenue Target ($)	Payout Related to Revenue Target as a % of Annual Base Salary	Payout Related to Revenue Target ($)
$1.12 or more	75%	$108,750	$550 million or more	75%	$108,750
$1.02	46.875%	$67,969	$500 million	46.875%	$67,969
$0.93	37.5%	$54,375	$460 million	37.5%	$54,375
$0.88	28.125%	$40,781	$435 million	28.125%	$40,781
$0.84	18.75%	$27,188	$414 million	18.75%	$27,188
Below $0.84	0%	$0	Below $414 million	0%	$0

Kenneth Clark

Mr. Clark’s total target award under the 2012 Plan was 50% of his annual base salary. Of Mr. Clark’s possible award under the 2012 Plan, 80% of the award was based on our achievement of certain levels of EPS and revenue. The targets and possible payouts associated with the portion of Mr. Clark’s award based on the corporate goals are set forth in the table below:

EPS Target ($)	Payout Related to EPS Target as a % of Annual Base Salary	Payout Related to EPS Target ($)	Revenue Target ($)	Payout Related to Revenue Target as a % of Annual Base Salary	Payout Related to Revenue Target ($)
$1.12 or more	40%	$110,000	$550 million or more	40%	$110,000
$1.02	25%	$68,750	$500 million	25%	$68,750
$0.93	20%	$55,000	$460 million	20%	$55,000
$0.88	15%	$41,250	$435 million	15%	$41,250
$0.84	10%	$27,500	$414 million	10%	$27,500
Below $0.84	0%	$0	Below $414 million	0%	$0

Of Mr. Clark’s possible award under the 2012 Plan, 20% of the award, which is equivalent to 10% of his annual base salary, or $27,500, was based on his achievement, as determined by the Compensation Committee following discussions with management, of certain individual goals, including goals related to the implementation of the compliance requirements of Section 404 of the Sarbanes-Oxley Act and the completion of the re-engineering initiative of the Company’s credit and collections department.

Frank O’Dowd

Mr. O’Dowd’s total target award under the 2012 Plan was 50% of his annual base salary. Of Mr. O’Dowd’s possible award under the 2012 Plan, 80% of the award was based on our achievement of certain levels of EPS and revenue. The targets and possible payouts associated with the portion of Mr. O’Dowd’s award based on the corporate goals are set forth in the table below:

EPS Target ($)	Payout Related to EPS Target as a % of Annual Base Salary	Payout Related to EPS Target ($)	Revenue Target ($)	Payout Related to Revenue Target as a % of Annual Base Salary	Payout Related to Revenue Target ($)
$1.12 or more	40%	$94,000	$550 million or more	40%	$94,000
$1.02	25%	$58,750	$500 million	25%	$58,750
$0.93	20%	$47,000	$460 million	20%	$47,000
$0.88	15%	$35,250	$435 million	15%	$35,250
$0.84	10%	$23,500	$414 million	10%	$23,500
Below $0.84	0%	$0	Below $414 million	0%	$0

Of Mr. O’Dowd’s possible award under the 2012 Plan, 20% of the award, which is equivalent to 10% of his annual base salary, or $23,500, was based on his achievement, as determined by the Compensation Committee following discussions with management, of certain individual goals, including goals related to the implementation of warehouse management system software at strategic company locations and compliance with the requirements of the Sarbanes-Oxley Act.

Patricia Lecouras

Ms. Lecouras’s total target award under the 2012 Plan was 50% of her annual base salary. Of Ms. Lecouras’s possible award under the 2012 Plan, 80% of the award was based on our achievement of certain levels of EPS and revenue. The targets and possible payouts associated with the portion of Ms. Lecouras’s award based on the corporate goals are set forth in the table below:

EPS Target ($)	Payout Related to EPS Target as a % of Annual Base Salary	Payout Related to EPS Target ($)	Revenue Target ($)	Payout Related to Revenue Target as a % of Annual Base Salary	Payout Related to Revenue Target ($)
$1.12 or more	40%	$94,000	$550 million or more	40%	$94,000
$1.02	25%	$58,750	$500 million	25%	$58,750
$0.93	20%	$47,000	$460 million	20%	$47,000
$0.88	15%	$35,250	$435 million	15%	$35,250
$0.84	10%	$23,500	$414 million	10%	$23,500
Below $0.84	0%	$0	Below $414 million	0%	$0

Of Ms. Lecouras’s possible award under the 2012 Plan, 20% of the award, which is equivalent to 10% of her annual base salary, or $23,500, was based on her achievement, as determined by the Compensation Committee following discussions with management, of certain individual goals, including goals related to the reduction of employment-related legal matters, the improvement in employee satisfaction survey scores, the implementation of a web-based employee performance evaluation and salary planning tool and the handling of general labor matters.

Alexandros Aldous

Mr. Aldous’s total target award under the 2012 Plan was 35% of his annual base salary of $200,000, which went into effect in March 2012. Of Mr. Aldous’s possible award under the 2012 Plan, 60% of the award was based on our achievement of certain levels of EPS and revenue. The targets and possible payouts associated with the portion of Mr. Aldous’s award based on the corporate goals are set forth in the table below:

EPS Target ($)	Payout Related to EPS Target as a % of Annual Base Salary	Payout Related to EPS Target ($)	Revenue Target ($)	Payout Related to Revenue Target as a % of Annual Base Salary	Payout Related to Revenue Target ($)
$1.12 or more	21%	$42,000	$550 million or more	21%	$42,000
$1.02	13.125%	$26,250	$500 million	13.125%	$26,250
$0.93	10.5%	$21,000	$460 million	10.5%	$21,000
$0.88	7.875%	$15,750	$435 million	7.875%	$15,750
$0.84	5.25%	$10,500	$414 million	5.25%	$10,500
Below $0.84	0%	$0	Below $414 million	0%	$0

Of Mr. Aldous’s possible award under the 2012 Plan, 40% of the award, which is equivalent to 14% of his annual base salary, or $28,000, was based on his achievement, as determined by the Compensation Committee following discussions with management, of certain individual goals, including goals related to the Company’s legal budget and the handling of the Company’s legal affairs.

James Wagner

Mr. Wagner’s total target award under the 2012 Plan was 100% of his annual base salary. All of Mr. Wagner’s possible award under the 2012 Plan was based on our achievement of certain levels of EPS and revenue. The targets and possible payouts associated with Mr. Wagner’s award are set forth in the table below:

EPS Target ($)	Payout Related to EPS Target as a % of Annual Base Salary	Payout Related to EPS Target ($)	Revenue Target ($)	Payout Related to Revenue Target as a % of Annual Base Salary	Payout Related to Revenue Target ($)
$1.12 or more	100%	$250,000	$550 million or more	100%	$250,000
$1.02	62.5%	$156,250	$500 million	62.5%	$156,250
$0.93	50%	$125,000	$460 million	50%	$125,000
$0.88	37.5%	$93,750	$435 million	37.5%	$93,750
$0.84	25%	$62,500	$414 million	25%	$62,500
Below $0.84	0%	$0	Below $414 million	0%	$0

Fiscal 2012 Results and Payouts

No award distributions were to be made under the 2012 Plan unless we achieved either EPS of $0.84 or revenue of $414 million for fiscal 2012, each adjusted for the impact of acquisitions in fiscal 2012. Our fiscal 2012 EPS fell below the EPS threshold required for payouts under the 2012 Plan; however, we achieved revenue of $430.1 million. Messrs. C. Pappas and Austin elected to forgo their awards under the 2012 Plan prior to the end of fiscal 2012 and before the awards were earned. Mr. Clark resigned and Mr. Wagner terminated his employment with us prior to the end of fiscal 2012, and, therefore, they were not eligible for distribution of awards under the 2012 Plan. Mr. O’Dowd, Ms. Lecouras and Mr. Aldous received award distributions under the 2012 Plan on March 6, 2013 based upon our achievement of the threshold revenue level and their achievement of certain individual performance goals in fiscal 2012, as determined by the Compensation Committee. The amounts paid to our named executive officers under the 2012 Plan, and the related target amounts, for fiscal 2012 performance are set forth in the following table:

NAME	TARGET AWARD(1)	ACTUAL AWARD
Christopher Pappas	$750,000	$0	(2)
John Austin	$108,750	$0	(2)
Kenneth Clark	$137,500	$0	(3)
Frank O’Dowd	$117,500	$42,300	(4)
Patricia Lecouras	$117,500	$47,000	(5)
Alexandros Aldous	$70,000	$38,500	(6)
James Wagner	$250,000	$0	(3)

(1)	For Messrs. Pappas, Clark, O’Dowd and Wagner and Ms. Lecouras, target awards were based on the fiscal 2012 annual base salary amounts set by the Compensation Committee in January 2012. Mr. Austin’s target award was based on his prorated annual base salary, which went into effect July 1, 2012. Mr. Aldous’s target award was based on his annual base salary of $200,000, which went into effect in March 2012.
(2)	Christopher Pappas and John Austin elected to forgo their possible awards under the 2012 Plan prior to the end of fiscal 2012 and before the awards were earned.
(3)	Neither Mr. Clark nor Mr. Wagner was eligible for distribution of awards under the 2012 Plan.
(4)	Reflects a payment to Mr. O’Dowd of $23,500 for our achievement of the threshold revenue goal and $18,800 for his achievement of his individual performance goals related to compliance with the requirements of the Sarbanes-Oxley Act.

(5)	Reflects a payment to Ms. Lecouras of $23,500 for our achievement of the threshold revenue goal and $23,500 for her achievement of all of her individual performance goals.
(6)	Reflects a payment to Mr. Aldous of $10,500 for our achievement of the threshold revenue goal and $28,000 for his achievement of all of his individual performance goals.

Long-Term Equity Compensation.

In addition to performance-based cash incentive awards, Mr. Clark, Mr. O’Dowd, Ms. Lecouras, Mr. Aldous and Mr. Wagner also received equity-based awards consisting of a mix of time-based vesting and performance-based vesting restricted stock in the first quarter of fiscal 2012, which awards were issued under The Chefs’ Warehouse, Inc. 2011 Omnibus Equity Incentive Plan (the “2011 Incentive Plan”). In setting the fiscal 2012 long-term equity compensation, the Compensation Committee considered long-term equity incentive plan designs of members of our peer groups, as well as our specific long-term corporate goals and budgetary considerations. The amount of shares granted to each individual was calculated based on a percentage of such individual’s 2012 annual base salary, as determined by the Compensation Committee in January 2012. Each of Mr. Clark, Mr. O’Dowd, Ms. Lecouras and Mr. Wagner received a number of shares of time-based vesting restricted stock equal to 30% of his or her 2012 annual base salary. Mr. Aldous received a number of shares of time-based vesting restricted stock equal to 25% of his 2012 annual base salary. The time-based vesting restricted stock vests in equal one-fourth increments as of the first through fourth anniversary dates of the grant date.

Each of Mr. Clark, Mr. O’Dowd, Ms. Lecouras and Mr. Wagner also received a number of shares of performance-based vesting restricted stock equal to 45% of his or her 2012 annual base salary. Mr. Aldous received a number of shares of performance-based vesting restricted stock equal to 25% of his 2012 annual base salary. The performance-based vesting restricted stock vests in one-third increments each year based upon the Company’s achievement of certain EPS performance targets for the 2012, 2013 and 2014 fiscal years. Additionally, to encourage the long-term growth of the Company, vesting of the performance-based restricted stock is cumulative, such that should the restrictions with respect to shares of performance-based restricted stock not lapse for a particular performance period because the Company’s EPS for the fiscal year applicable to that performance period was not met, the restrictions with respect to those shares of performance-based restricted stock shall lapse if the Company’s EPS for any subsequent fiscal year within the applicable three-year performance period equals or exceeds the EPS amount required for the forfeiture restrictions with respect to the shares of performance-based restricted stock associated with that fiscal year to lapse. For fiscal 2012, the EPS target was $0.93. Because our EPS for fiscal 2012 was below this targeted amount, the forfeiture restrictions with respect to the portion of the performance-based vesting restricted stock granted to Mr. O’Dowd, Ms. Lecouras and Mr. Aldous related to fiscal 2012 performance did not lapse; however, as noted above, the forfeiture restrictions with respect to the portion of these awards related to fiscal 2012 performance may lapse if the EPS targets for either fiscal 2013 or fiscal 2014 are achieved. Each of Messrs. Clark and Wagner forfeited his performance-based vesting restricted stock as of May 29, 2012 and August 31, 2012, respectively.

Mr. Austin’s employment as our chief financial officer was effective on July 1, 2012. In connection with our hiring of Mr. Austin as our chief financial officer, we awarded him an equity interest in our company totaling 100,000 shares of restricted stock, which will vest 20% per year on each of the first five anniversaries following the grant date. In connection with his employment, Mr. Austin also received equity-based awards consisting of a mix of time-based vesting and performance-based vesting restricted stock on July 1, 2012, which awards were issued under our 2011 Incentive Plan. Mr. Austin received a number of shares of time-based vesting restricted stock equal to 30% of his pro-rated 2012 annual base salary. The time-based vesting restricted stock vests in equal one-fourth increments on each of January 12, 2013, January 12, 2014, January 12, 2015 and January 12, 2016. Mr. Austin also received a number of shares of performance-based vesting restricted stock equal to 45% of his pro-rated 2012 annual base salary. The performance-based vesting restricted stock vests in one-third increments each year based upon the Company’s achievement of certain EPS performance targets for the 2012, 2013 and 2014 fiscal years. For fiscal 2012, the EPS target was $0.93. Because our EPS for fiscal 2012 was below this targeted amount, the forfeiture restrictions with respect to the portion of the performance-based vesting restricted stock granted to Mr. Austin related to fiscal 2012 performance did not lapse; however, the forfeiture restrictions with respect to the portion of these awards related to fiscal 2012 performance may lapse if the EPS targets for either fiscal 2013 or fiscal 2014 are achieved.

Retirement Plans and Other Benefits.

We believe that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing health and welfare benefits as well as methods for those individuals to save for retirement. Accordingly, we provide our named executive officers with the following benefits:

•

Health Insurance. We provide each of our named executive officers and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees. We pay both our portion and the executive’s portion of the premiums for these benefits.

•	Disability Insurance. We provide each of our named executive officers with short-term disability insurance.

•	Life Insurance. For each of our named executive officers, we pay the premiums for life insurance in an amount equa1 to their annual base salary, up to $300,000.

•

Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees; however, our named executive officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We make matching contributions for each of our employees, including our named executive officers, in an amount equal to 3% of the employee’s contributions up to 6% of his or her base salary.

•	Nonqualified Deferred Compensation. We do not currently provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

Employment Agreements, Offer Letters and Severance Benefits

Christopher Pappas’s Employment Agreement.

We entered into an employment agreement with Christopher Pappas immediately prior to the consummation of our IPO. Mr. C. Pappas’s employment agreement has a three-year term and will allow for the automatic extension of the term for successive one-year terms unless either party to the agreement elects not to renew the agreement at least 60 days prior to the end of the term. The agreement provides for an annual base salary of $750,000, an annual cash bonus opportunity to be determined by the Board (or a committee thereof) and the right to participate in our equity-based incentive plans. Additionally, the agreement provides for four weeks of paid vacation annually, a monthly car allowance of $2,000 and participation in our employee benefit plans and programs for salaried employees to the extent permissible under such plans or programs.

The agreement also provides for severance benefits if Mr. C. Pappas is terminated by us without cause. Upon such a termination, the agreement provides for the continued payment of base salary for one year from the date of termination and the right to receive any bonus that has been earned but remains unpaid on the date of termination. The agreement also includes a non-competition and non-solicitation provision, pursuant to which Mr. C. Pappas agrees, among other things, that for one year following the termination of his employment with us, he will not (i) compete with us or our subsidiaries; (ii) induce a customer or supplier of ours to cease doing business with us; or (iii) induce an employee of ours to leave our employ. For purposes of Mr. C. Pappas’s employment agreement, “cause” is defined as (i) engaging in willful misconduct that is injurious to our company or our affiliates or (ii) the embezzlement or misappropriation of our, or our affiliates’, funds or property; provided, however, that no act, or failure to act, is to be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of our company.

Offer Letters and Other Severance Benefits.

John Austin

The terms of John Austin’s employment are described in an offer letter provided to him by the Company. This offer letter sets forth that Mr. Austin’s employment with the Company is at-will and either party can terminate the relationship at any time with or without “cause” and with or without notice. Pursuant to the terms of the offer letter, Mr. Austin received the following compensation and benefits: (i) an annual base salary of $290,000 (subject to adjustment in the discretion of the Compensation Committee or the Board); (ii) participation in an annual cash incentive program, with a bonus target for fiscal year 2012 of 75% of his pro-rated fiscal year 2012 base salary; (iii) participation in the Company’s 2011 Incentive Plan, with an initial time-based vesting restricted share award equal to 30% of his pro-rated fiscal year 2012 base salary and an initial performance-based vesting restricted share award equal to 45% of his pro-rated fiscal year 2012 base salary; (iv) temporary travel, living and relocation expense reimbursement; (v) eligibility to participate in all employee benefit plans or programs of the Company available to salaried employees and/or executive officers; and (vi) four weeks of vacation annually. Additionally, pursuant to the terms of Mr. Austin’s offer letter and a time-based vesting restricted share award agreement entered into between Mr. Austin and us, Mr. Austin received a one-time sign-on bonus equal to 100,000 restricted shares of the Company’s common stock, which will vest in equal one-fifth increments as of the first through fifth anniversary dates of the commencement of Mr. Austin’s employment with us.

If the Company terminates Mr. Austin’s employment without “cause,” Mr. Austin will be entitled to receive his then current base salary for a period of twelve months following such termination. “Cause” is defined in Mr. Austin’s offer letter to mean termination of Mr. Austin’s employment by us due to (i) his conviction of, or plea of, nolo contendre, with respect to any felony, or any act of fraud, embezzlement or dishonesty by Mr. Austin against us or any of our subsidiaries, or any act of moral turpitude or any conduct in which he engages during his employment that tends to bring us or any of our subsidiaries into substantial public disgrace or disrepute, (ii) the commission of any act or omission by Mr. Austin involving fraud with respect to us or any of our subsidiaries or in connection with any relationship between us or any of our subsidiaries and any customer or supplier, (iii) Mr. Austin’s use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of his duties, (iv) the gross negligence or willful misconduct in the performance of Mr. Austin’s duties with respect to us or any of our subsidiaries, or (v) Mr. Austin’s failure to follow the lawful directives of our president and chief executive officer where Mr. Austin has been given written notice of the acts or omissions constituting such failure and Mr. Austin failed to cure such conduct, where susceptible to cure, within 30 days following such notice.

Kenneth Clark

Kenneth Clark resigned as our chief financial officer and assistant secretary effective June 30, 2012; however, Mr. Clark remained an employee of the Company through March 6, 2013 to assist in the transition of his duties and to oversee certain other projects. The terms of Mr. Clark’s employment from July 1, 2012 through March 6, 2013 were governed by an employment agreement entered into between the Company and Mr. Clark on May 29, 2012 (the “Clark Employment Agreement”). Pursuant to the terms of the Clark Employment Agreement, beginning on July 1, 2012 and continuing through March 6, 2013 (the “Employment Period”), Mr. Clark received a base salary of $25,000 per annum. During the Employment Period, Mr. Clark remained eligible to participate in all of the Company’s health, disability, life insurance and other employee benefit programs for which similar employees of the Company are generally eligible. Additionally, subject to certain conditions, in connection with his entry into the Clark Employment Agreement and as additional consideration for his release of claims, Mr. Clark received a signing bonus in the amount of $1,000. Following the Employment Period, Mr. Clark also received a $1,000 completion bonus, receipt of which was subject to the satisfactory performance of his duties as set forth in the Clark Employment Agreement, his execution of a separation and release agreement with the Company and certain other conditions.

Beginning May 29, 2012, Mr. Clark was no longer eligible to participate in the Company’s 2012 Plan. Additionally, all of the equity awards granted to Mr. Clark following the Company’s IPO, including the time-based vesting restricted stock and performance-based vesting restricted stock awarded to him in January 2012, were forfeited effective May 29, 2012. The portion of the equity award granted to Mr. Clark prior to the Company’s IPO which was scheduled to vest on June 16, 2013 was also forfeited. However, as set forth in the Clark Employment Agreement, the portions of the equity awards granted to Mr. Clark prior to the Company’s IPO which were scheduled to vest on June 16, 2012 and March 5, 2013 were unaffected by the change in Mr. Clark’s employment and vested in accordance with the original vesting schedules for those awards.

Frank O’Dowd

The terms of Frank O’Dowd’s employment are described in an offer letter provided to him by the Company. This offer letter has no specific term and provides that Mr. O’Dowd is an at-will employee. Mr. O’Dowd’s annual base salary under the offer letter was $200,000, and his base salary subsequently increased to $218,500 in September 2009, then further increased to $235,000 in January 2012. Mr. O’Dowd is eligible to participate in our annual, performance-based cash incentive program at a target of 50% of his annual base salary. Mr. O’Dowd’s offer letter also provides that he is entitled to receive his base salary for a period of six months following his termination by us without “cause,” which is defined as termination of employment by us due to (i) conviction of, or plea of, nolo contendre, with respect to any felony, or any act of fraud, embezzlement or dishonesty against us or any of our subsidiaries, or any act of moral turpitude or any conduct in which he engages during his employment that tends to bring us or any of our subsidiaries into substantial public disgrace or disrepute, (ii) the commission of any act or omission involving fraud with respect to us or any of our subsidiaries or in connection with any relationship between us or any of our subsidiaries and any customer or supplier, (iii) use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of his duties, (iv) the gross negligence or willful misconduct in the performance of his duties with respect to us or any of our subsidiaries or (v) failure to follow the lawful directives of our president.

Patricia Lecouras

The terms of Patricia Lecouras’s employment are described in an offer letter provided to her by the Company. This offer letter has no specific term and provides that Ms. Lecouras is an at-will employee. Ms. Lecouras’s annual base salary under the offer letter was initially $200,000, and her base salary subsequently increased to $218,500 in September 2009, and then further increased to $235,000 in January 2012. Ms. Lecouras is eligible to participate in our annual, performance-based cash incentive program at a target of 50% of her annual base salary. Ms. Lecouras’s offer letter also provides that she is entitled to receive her base salary for a period of twelve months following her termination by us without “cause,” which is defined as termination of employment by us due to (i) conviction of, or plea of, nolo contendre, with respect to any felony, or any act of fraud, embezzlement or dishonesty against us or any of our subsidiaries, or any act of moral turpitude or any conduct in which she engages during her employment that tends to bring us or any of our subsidiaries into substantial public disgrace or disrepute, (ii) the commission of any act or omission involving fraud with respect to us or any of our subsidiaries or in connection with any relationship between us or any of our subsidiaries and any customer or supplier, (iii) use of illegal drugs or repetitive abuse of other drugs or repetitive excess consumption of alcohol interfering with the performance of her duties, (iv) the gross negligence or willful misconduct in the performance of her duties with respect to us or any of our subsidiaries or (v) failure to follow the lawful directives of our president.

Alexandros Aldous

The terms of Alexandros Aldous’s employment are described in an offer letter provided to him by the Company. This offer letter has no specific term and provides that Mr. Aldous is an at-will employee. Mr. Aldous’s annual base salary under the offer letter was $155,000, and his base salary subsequently increased to $175,000 in January 2012, and then further increased to $200,000 in March 2012. Under his offer letter, Mr. Aldous was initially eligible to participate in our annual, performance-based cash incentive program at a target of 25% of his annual base salary. The Compensation Committee subsequently increased his target under the annual, performance-based cash incentive program to 35% of his annual base salary for fiscal 2012.

James Wagner

Mr. Wagner’s employment with us terminated effective August 31, 2012. In connection with the termination of his employment with us, Mr. Wagner entered into a Separation Agreement and General Release with us, dated August 30, 2012 (the “Separation Agreement”), pursuant to which all of Mr. Wagner’s unvested shares of restricted common stock were forfeited, except that the 20,667 shares of restricted common stock which were scheduled to vest on August 2, 2013 and the 20,667 shares of restricted common stock which were scheduled to vest on August 2, 2014, all of which shares of restricted common stock were granted to Mr. Wagner on August 2, 2011 in connection with the Company’s IPO, vested immediately on the tenth (10th) calendar day following Mr. Wagner’s execution of the Separation Agreement. Pursuant to the Separation Agreement, Mr. Wagner agreed not to compete with the Company, not to solicit customers to cease doing business with the Company and not to solicit or encourage any employee of the Company to leave his or her employment with the Company in each case for a period of two years from August 31, 2012. The Separation Agreement superseded all other documents covering the terms of Mr. Wagner’s employment with us.

In determining the length of the severance benefits that we would pay our named executive officers following their termination, we considered the need to be able to competitively recruit and retain talented executive officers who oftentimes seek protection against the possibility that they might be terminated without cause or forced to resign without cause, particularly following a change of control. None of our named executive officers are entitled to receive single trigger cash payments upon a change in control involving us.

2013 Compensation of Named Executive Officers

For fiscal 2013, the base salary for Mr. C. Pappas will remain $750,000. Mr. Austin’s annual base salary will increase to $300,000. The annual base salaries of Mr. O’Dowd and Ms. Lecouras will remain $235,000 for fiscal 2013, and the annual base salary of Mr. Aldous will increase to $235,000 for fiscal 2013. The increases to the base salaries of Messrs. Austin and Aldous are based on market increases, peer group comparisons and individual performance in fiscal 2012.

Each of our named executive officers will be eligible to receive performance-based cash incentive payments in the first quarter of 2014 under our 2013 Cash Incentive Plan upon the Company’s achievement of performance targets related to our fiscal 2013 revenues and fully-diluted earnings per share (excluding the impact of duplicate rent), or EPS, each of which will be weighted equally, and, in the case of Mr. Austin, Mr. O’Dowd, Ms. Lecouras and Mr. Aldous, upon the individual’s achievement of certain individual performance goals. The target awards under our 2013 Cash Incentive Plan, expressed as a percentage of annual base salary, for each of Mr. C. Pappas, Mr. Austin, Mr. O’Dowd, Ms. Lecouras and Mr. Aldous are 100%, 75%, 50%, 50% and 50%. The maximum payout under the 2013 Cash Incentive Plan with respect to the foregoing named executive officers is 200% of the target. Except for payouts to Mr. C. Pappas, any payout exceeding 100% of an individual’s target will be paid in restricted stock which will vest on the first anniversary of the date of grant.

In addition to performance-based cash incentive awards, Mr. Austin, Mr. O’Dowd, Ms. Lecouras and Mr. Aldous also received equity-based awards consisting of a mix of time-based vesting and performance-based vesting restricted stock in the first quarter of fiscal 2013, which awards were issued under our 2011 Incentive Plan. Mr. Austin received a number of shares of time-based vesting restricted stock equal to 45% of his 2013 annual base salary. Each of Mr. O’Dowd, Ms. Lecouras and Mr. Aldous received a number of shares of time-based vesting restricted stock equal to 30% of his or her 2013 annual base salary. The time-based vesting restricted stock will vest in equal one-third increments as of the first through third anniversary dates of the grant date. Mr. Austin also received a number of shares of performance-based vesting restricted stock equal to 180% of his 2013 annual base salary. Each of Mr. O’Dowd, Ms. Lecouras and Mr. Aldous received a number of shares of performance-based vesting restricted stock equal to 120% of his or her 2013 annual base salary. The performance-based vesting restricted stock will vest in one-third increments each year based upon the Company’s achievement of certain EPS performance targets for the 2013, 2014 and 2015 fiscal years. Additionally, to encourage the long-term growth of the Company, vesting of the performance-based restricted stock will be cumulative, such that should the restrictions with respect to shares of performance-based restricted stock not lapse for a particular performance period because the Company’s EPS for the fiscal year applicable to that performance period was not met, the restrictions with respect to those shares of performance-based restricted stock shall lapse if the Company’s EPS for any subsequent fiscal year within the applicable three-year performance period equals or exceeds the EPS amount required for the forfeiture restrictions with respect to the shares of performance-based restricted stock associated with that fiscal year to lapse. The Compensation Committee determined that, beginning in 2013 and going forward, the Compensation Committee will make equity grants to the named executive officers once every three years. Accordingly, the named executive officers receiving equity grants in fiscal 2013 are not expected to receive equity grants in fiscal 2014 or fiscal 2015. The Compensation Committee also determined to make 80% of each individual’s equity grant in fiscal 2013 subject to performance-based vesting rather than time-based vesting to motivate the executives to achieve our corporate objectives and enhance stockholder value.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Our Compensation Committee considers the effect of accounting and tax treatment regarding executive compensation when making decisions regarding the amount and form of compensation that we pay our named executive officers. For instance, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which generally disallows tax deductions to public companies for certain compensation in excess of $1,000,000 that is paid in any one tax year to certain of our most highly compensated employees. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We believe that the compensation paid under the 2011 Incentive Plan, including any performance-based cash incentive compensation paid under our 2012 Plan, should be fully deductible for federal income tax purposes. In certain situations, however, we may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our named executive officers.

Accounting for Equity-Based Compensation.

Accounting rules require that we expense equity-based compensation awards, including awards under the 2011 Incentive Plan.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 28, 2012.

The Chefs’ Warehouse, Inc.

Compensation Committee

Alan C. Guarino (chairman)

John A. Couri

Joseph M. Cugine

The foregoing Report of the Compensation Committee shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, regardless of any general incorporation language in such filing.

Summary Compensation Table – Fiscal Years 2010-2012

The table below summarizes the compensation paid or accrued by us during the 2012, 2011 and 2010 fiscal years for our chief executive officer, chief financial officer, former chief financial officer, former chief operating officer and each of our next three highest paid executive officers whose total compensation exceeded $100,000 for the 2012 fiscal year.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)		STOCK AWARDS ($)(1)		NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
Christopher Pappas Chief Executive Officer	2012	$749,986	(5)	—		—		—	$45,078	$795,064
	2011	750,000		—		—		—	30,256	780,256
	2010	400,000		—		—		$350,000	29,605	779,605

John Austin Chief Financial Officer	2012	139,348	(6)	$1,805,000	(15)	$145,747	(17)	—	35,147	2,125,242

Kenneth Clark Former Chief Financial Officer	2012	154,308	(5)(7)	$1,000	(16)	206,264	(18)	—	19,385	380,957
	2011	249,000		—		—		124,500	6,256	379,756
	2010	242,500	(8)	—		—		124,500	5,497	372,497

Frank O’Dowd Chief Information Officer	2012	234,683	(5)(9)	—		176,250		42,300	15,115	468,348
	2011	218,500		—		—		109,250	6,648	334,398
	2010	218,500		—		—		109,250	29,321	357,071

Patricia Lecouras Chief Human Resources Officer(4)	2012	234,683	(5)(10)	—		176,250		47,000	12,087	470,020

Alexandros Aldous General Counsel	2012	194,807	(11)	—		100,008		38,500	8,029	341,344

James Wagner Former Chief Operating Officer	2012	173,077	(5)(12)	—		187,507	(18)	—	31,067	391,651
	2011	248,333	(13)	—		2,977,647		250,000	15,256	3,491,236
	2010	227,458	(14)	—		—		138,730	9,355	375,543

(1)	Reflects the grant date fair value of our awards to certain of our named executive officers of restricted shares of our common stock consistent with FASB Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” (“ASC Topic 718”). The grant date fair value for these awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant (or the last day on which there was a closing market price of our common stock when grants were made on days when there was no trading in our common stock) and multiplying it by the number of shares awarded.
(2)	Amounts reflect those amounts earned by the named executive officer under our performance-based, annual cash incentive compensation program. For a description of this program, please see the information under the caption “Performance-Based, Annual Cash Incentive Compensation” within the section captioned “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis” above.

(3)	The following table breaks out the components of the “All Other Compensation” paid to our named executive officers in fiscal 2012:

NAME	MEDICAL, DENTAL AND VISION INSURANCE PREMIUMS (a)	LIFE INSURANCE PREMIUMS (b)	SHORT- TERM DISABILITY INSURANCE PREMIUMS (c)	401(K) PLAN MATCH (d)	AUTOMOBILE (e)	OTHER TRAVEL EXPENSES		HOUSING ALLOWANCE		PAYMENTS IN CONNECTION WITH TERMINATION OF EMPLOYMENT		TOTAL
Christopher Pappas	$16,322	$1,932	$324	$2,500	$24,000	—		—		—		$45,078
John Austin	6,675	25	135	—	—	$16,899	(f)	$11,413	(g)	—		35,147
Kenneth Clark	16,322	239	324	2,500	—	—		—		—		19,385
Frank O’Dowd	11,419	872	324	2,500	—	—		—		—		15,115
Patricia Lecouras	8,391	872	324	2,500	—	—		—		—		12,087
Alexandros Aldous	5,104	101	324	2,500	—	—		—		—		8,029
James Wagner	10,964	153	216	2,500	6,750	—		—		$10,484	(h)	31,067

(a)	This amount reflects each named executive officer’s portion of the premiums for such individual and his or her family’s medical, dental and vision insurance that we pay on such individual’s behalf.
(b)	This amount reflects each named executive officer’s portion of the premiums for such individual’s life insurance that we pay on such individual’s behalf.
(c)	This amount reflects the premiums we pay for each named executive officer’s short-term disability insurance.
(d)	This amount reflects our matching contribution to each named executive officer’s 401(k) plan.
(e)	Mr. C. Pappas received a monthly car allowance of $2,000 during fiscal 2012. Mr. Wagner received a total car allowance of $6,750 during fiscal 2012.
(f)	We reimbursed Mr. Austin $16,899 for travel expenses between Richmond, Virginia and New York, New York during fiscal 2012.
(g)	Mr. Austin received $11,413 for relocation expense reimbursements in connection with his being hired as our chief financial officer effective July 1, 2012.
(h)	In connection with the termination of his employment as our chief operating officer, Mr. Wagner received a payment of approximately $10,434 to compensate Mr. Wagner for unused vacation time as of the date of termination of his employment.
(4)	During fiscal 2012, Ms. Lecouras served as our executive vice president of human resources. Her title changed to “chief human resources officer” on March 8, 2013.
(5)	The amount reported in the “Salary” column for each of Mr. C. Pappas, Mr. Clark, Mr. O’Dowd, Ms. Lecouras and Mr. Wagner includes an amount of vacation pay earned but not used in fiscal 2011 and carried over to fiscal 2012 equal to approximately $8,654, $2,115, $2,712, $904 and $4,808, respectively.
(6)	Mr. Austin’s annual base salary in 2012 was $290,000. The Summary Compensation Table reflects his prorated base salary for employment as our chief financial officer from July 1, 2012 through the remainder of our 2012 fiscal year, as well as $9,478 in cash he received for service on our board of directors during fiscal 2012. No amount is included for the equity grant made to Mr. Austin on May 17, 2012, which was part of his annual Board compensation that he forfeited upon his resignation from the Board.
(7)	Mr. Clark’s annual base salary was $249,000 for the first week of 2012 and increased to $275,000 until his resignation became effective on June 30, 2012. Mr. Clark remained employed by us following his resignation, but his annual base salary was reduced to $25,000 beginning July 1, 2012 through the remainder of 2012.
(8)	Mr. Clark’s annual base salary was $210,000 for the first two months of 2010. Effective as of March 1, 2010, Mr. Clark’s annual base salary increased to $249,000.

(9)     Mr. O’Dowd’s annual base salary was $218,500 for the first week of 2012 and increased to $235,000 beginning the second week of 2012 through the end of 2012.

(10)   Ms. Lecouras’s annual base salary was $218,500 for the first week of 2012 and increased to $235,000 beginning the second week of 2012 through the end of 2012.

(11)   Mr. Aldous’s annual base salary was $155,000 for the first week of 2012. Mr. Aldous’s annual base salary increased to $175,000 in the second week of 2012. His annual base salary further increased to $200,000 beginning March 5, 2012.

(12)   Mr. Wagner’s annual base salary was $250,000 for the first eight months of 2012 until his employment terminated on August 31, 2012.

(13)   Mr. Wagner’s annual base salary was $240,000 for the first two months of 2011. Effective as of March 2, 2011, Mr. Wagner’s annual base salary increased to $250,000.

(14)   Mr. Wagner’s annual base salary was $218,500 for the first seven months of 2010. On August 1, 2010, Mr. Wagner’s annual base salary increased to $240,000.

(15)   In connection with Mr. Austin’s employment as our chief financial officer, and pursuant to the terms of his offer letter and a time-based vesting restricted share award agreement between Mr. Austin and us, Mr. Austin received a one-time sign-on bonus equal to 100,000 restricted shares of our common stock, which will vest in equal one-fifth increments on the first through fifth anniversary dates of the commencement of his employment with us. The amount in the chart reflects the grant date fair value of this equity award to Mr. Austin consistent with ASC Topic 718. The grant date fair value for this award of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant (or the last day on which there was a closing market price of our common stock when grants were made on days when there was no trading in our common stock) and multiplying it by the number of shares awarded.

(16)   In connection with Mr. Clark’s entry into the Clark Employment Agreement, dated May 29, 2012, and as additional consideration for his release of claims, Mr. Clark received a sign-on bonus of $1,000.

(17)   Includes a grant of 1,802 shares of time-based vesting restricted common stock Mr. Austin received on May 17, 2012 for service as a member of our Board. The closing price of our common stock on May 17, 2012 was $20.53. Mr. Austin forfeited all 1,802 shares in connection with his resignation from our Board on May 24, 2012.

(18)   In connection with Mr. Clark’s resignation and Mr. Wagner’s terminated employment, the equity awards granted to Messrs. Clark and Wagner in fiscal 2012 were forfeited.

2012 Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to the named executive officers during the fiscal year ended December 28, 2012. Grants of restricted stock were made under the 2011 Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)		Underlying Options (#)	($ / Shares)	Option Award
Christopher Pappas	N/A	$187,500	$750,000	$1,500,000

John Austin	5/17/2012							1,802	(5)			$36,995
	7/1/2012							100,000	(6)			$1,805,000
	7/1/2012							2,410	(7)			$43,501
	7/1/2012					3,615						$65,251
	N/A	$27,188	$108,750	$217,500

Kenneth Clark (3)	1/12/2012							4,808	(8)			$82,506
	1/12/2012					7,212						$123,758
	N/A	$27,500	$137,500	$275,000

Frank O’Dowd	1/12/2012							4,108	(8)			$70,493
	1/12/2012					6,163						$105,757
	N/A	$23,500	$117,500	$235,000

Patricia Lecouras	1/12/2012							4,108	(8)			$70,493
	1/12/2012					6,163						$105,757
	N/A	$23,500	$117,500	$235,000

Alexandros Aldous	1/12/2012							2,914	(8)			$50,004
	1/12/2012					2,914						$50,004
	N/A	$10,500	$70,000	$140,000

James Wagner (4)	1/12/2012							4,371	(8)			$75,006
	1/12/2012					6,556						$112,501
	N/A	$62,500	$250,000	$500,000

(1)	Represents the possible performance-based, cash incentive award payments pursuant to our 2012 Plan. For a description of the 2012 Plan and awards made pursuant thereto, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Components of Fiscal 2012 Compensation for Our Named Executive Officers – Performance-Based, Annual Cash Incentive Compensation” beginning on page 23 of this proxy statement, and for a description of the payments actually made pursuant to the 2012 Plan, see “EXECUTIVE COMPENSATION – Summary Compensation Table – Fiscal Years 2010-2012” beginning on page 34 of this proxy statement.
(2)	The amounts reflected in these columns represent performance-based vesting restricted stock awards made under the 2011 Incentive Plan, which awards will vest in one-third increments each year based upon the Company’s achievement of certain EPS performance targets for the 2012, 2013 and 2014 fiscal years. Additionally, to encourage the long-term growth of the Company, vesting of the performance-based restricted stock is cumulative, such that should the restrictions with respect to shares of performance-based restricted stock not lapse for a particular performance period because the Company’s EPS for the fiscal year applicable to that performance period was not met, the restrictions with respect to those shares of performance-based restricted stock shall lapse if the Company’s EPS for any subsequent fiscal year within the applicable three-year performance period equals or exceeds the EPS amount required for the forfeiture restrictions with respect to the shares of performance-based restricted stock associated with that fiscal year to lapse. The target number of shares is also the threshold and maximum number of shares achievable under these awards.

(3)     Effective June 30, 2012, Mr. Clark resigned as our chief financial officer and was no longer eligible to receive an award under our 2012 Plan. In connection with his resignation and entry into the Clark Employment Agreement on May 29, 2012, he also forfeited the equity awards granted to him on January 12, 2012.

(4)     Effective August 31, 2012, Mr. Wagner’s employment with us terminated, and he was no longer eligible to receive an award under our 2012 Plan. In connection with the termination of his employment, Mr. Wagner also forfeited the equity awards granted to him on January 12, 2012.

(5)     Mr. Austin served as a member of our board of directors in fiscal 2012 prior to his resignation from our board on May 24, 2012. Mr. Austin received a grant of 1,802 shares of time-based vesting restricted stock on May 17, 2012, which were to vest on May 17, 2013. Mr. Austin forfeited these shares in connection with his resignation from our board.

(6)     Mr. Austin joined The Chefs’ Warehouse, Inc. as our chief financial officer effective July 1, 2012. In connection with his employment, Mr. Austin received a sign-on bonus of 100,000 shares of time-based vesting restricted stock, which will vest 20% per year on each of the first five anniversaries of the grant date.

(7)     Represents an award of time-based vesting restricted stock which will vest 25% on each of January 12, 2013, January 12, 2014, January 12, 2015 and January 12, 2016.

(8)     Represents an award of time-based vesting restricted stock which will vest 25% per year on each of the first four anniversaries of the grant date.

Outstanding Equity Awards at 2012 Fiscal Year End

The table below summarizes the amount of unvested time-based vesting and performance-based vesting restricted stock awards granted for each named executive officer as of December 28, 2012. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date. For additional information on our equity awards, see “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Components of Fiscal 2012 Compensation for Our Named Executive Officers – Long-Term Equity Compensation” on page 28 of this proxy statement.

	STOCK AWARDS
NAME	TYPE OF STOCK	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($) (1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (1)
Christopher Pappas	N/A	N/A		N/A	N/A		N/A
John Austin	Restricted Stock	102,410	(4)	$1,577,114	3,615	(8)	$55,671
Kenneth Clark (2)	Restricted Stock	38,007	(5)	$585,308	N/A		N/A
Frank O’Dowd	Restricted Stock	4,108	(6)	$63,263	6,163	(9)	$94,910
Patricia Lecouras	Restricted Stock	4,108	(6)	$63,263	6,163	(9)	$94,910
Alexandros Aldous	Restricted Stock	2,914	(7)	$44,876	2,914	(10)	$44,876
James Wagner (3)	N/A	N/A		N/A	N/A		N/A

(1)	The value presented in the table is equal to the product of the number of shares that had not vested as of December 28, 2012 multiplied by the closing price of our common stock on that day, which was $15.40.
(2)	In connection with Mr. Clark’s resignation as our chief financial officer, all of the equity awards granted to Mr. Clark following the Company’s IPO, including the time-based vesting restricted stock and performance-based vesting restricted stock awarded to him in January 2012, were forfeited effective May 29, 2012. The portion of the equity award granted to Mr. Clark prior to the Company’s IPO which was scheduled to vest on June 16, 2013 was also forfeited; however, the portions of the equity awards granted to Mr. Clark prior to the Company’s IPO which were scheduled to vest on June 16, 2012 and March 5, 2013 were unaffected by the change in Mr. Clark’s employment and vested in accordance with the original vesting schedules for those awards.
(3)

In connection with the termination of his employment with us, Mr. Wagner entered into the Separation Agreement, pursuant to which all of Mr. Wagner’s unvested shares of restricted common stock were forfeited, except that the 20,667 shares of restricted common stock which were scheduled to vest on August 2, 2013 and the 20,667 shares of restricted common stock which were scheduled to vest on August 2, 2014, all of which shares of restricted common stock were granted to Mr. Wagner on August 2, 2011 in connection with the Company’s IPO, vested immediately on the tenth (10th) calendar day following Mr. Wagner’s execution of the Separation Agreement.

(4)	Represents 102,410 shares of time-based vesting restricted stock held by Mr. Austin which were unvested at the end of fiscal 2012. Of the 102,410 shares of time-based vesting restricted stock, 603 shares will vest on each of January 12, 2013 and January 12, 2014; 602 shares will vest on each of January 12, 2015 and January 12, 2016; and 20,000 shares will vest on each of July 1, 2013, July 1, 2014, July 1, 2015, July 1, 2016 and July 1, 2017.
(5)	All of Mr. Clark’s 38,007 unvested shares vested on March 5, 2013.
(6)	Represents 4,108 shares of time-based vesting restricted stock held by each of Mr. O’Dowd and Ms. Lecouras which were unvested at the end of fiscal 2012. Of the 4,108 shares of time-based vesting restricted stock, 1,027 shares will vest on each of January 12, 2013, January 12, 2014, January 12, 2015 and January 12, 2016.
(7)	Represents 2,914 shares of time-based vesting restricted stock held by Mr. Aldous which were unvested at the end of fiscal 2012. Of the 2,914 shares of time-based vesting restricted stock, 729 shares will vest on each of January 12, 2013 and January 12, 2014, and 728 shares will vest on each of January 12, 2015 and January 12, 2016.
(8)	Represents 3,615 shares of performance-based vesting restricted stock, which will vest in three equal tranches based upon our attainment of certain performance goals related to EPS for fiscal years 2012, 2013 and 2014; provided, however, that vesting of the performance-based vesting restricted stock is cumulative, such that should the restrictions with respect to shares of the performance-based vesting restricted stock not lapse for a particular performance period because our EPS for the fiscal year applicable to that performance period was not met, the restrictions with respect to those shares of performance-based restricted stock shall lapse if our EPS for any subsequent fiscal year within the applicable three-year performance period equals or exceeds the EPS amount required for the forfeiture restrictions with respect to the shares of performance-based vesting restricted stock associated with that fiscal year to lapse.
(9)	Represents 6,163 shares of performance-based vesting restricted stock held by each of Mr. O’Dowd and Ms. Lecouras which were unvested at the end of fiscal 2012, but which will vest in three equal tranches based upon our attainment of certain performance goals related to EPS for fiscal years 2012, 2013 and 2014; provided, however, that vesting of the performance-based vesting restricted stock is cumulative, such that should the restrictions with respect to shares of the performance-based vesting restricted stock not lapse for a particular performance period because our EPS for the fiscal year applicable to that performance period was not met, the restrictions with respect to those shares of performance-based restricted stock shall lapse if our EPS for any subsequent fiscal year within the applicable three-year performance period equals or exceeds the EPS amount required for the forfeiture restrictions with respect to the shares of performance-based vesting restricted stock associated with that fiscal year to lapse.
(10)	Represents 2,914 shares of performance-based vesting restricted stock held by Mr. Aldous which were unvested at the end of fiscal 2012, but which will vest in three equal tranches based upon our attainment of certain performance goals related to EPS for fiscal years 2012, 2013 and 2014; provided, however, that vesting of the performance-based vesting restricted stock is cumulative, such that should the restrictions with respect to shares of the performance-based vesting restricted stock not lapse for a particular performance period because our EPS for the fiscal year applicable to that performance period was not met, the restrictions with respect to those shares of performance-based restricted stock shall lapse if our EPS for any subsequent fiscal year within the applicable three-year performance period equals or exceeds the EPS amount required for the forfeiture restrictions with respect to the shares of performance-based vesting restricted stock associated with that fiscal year to lapse.

2012 Stock Vested Table

The following table sets forth certain information with respect to the number of shares of restricted stock that our named executive officers received upon vesting in fiscal 2012:

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING
Christopher Pappas	N/A	N/A
John Austin (1)	1,413	$29,009
Kenneth Clark (2)	46,590	$963,335
Frank O’Dowd	N/A	N/A
Patricia Lecouras	N/A	N/A
Alexandros Aldous	N/A	N/A
James Wagner (3)	62,001	$913,068

(1)	All of Mr. Austin’s 1,413 shares of restricted stock which vested in fiscal 2012 were awarded to Mr. Austin on November 2, 2011 for his service as a director of our company. All 1,413 shares vested on the date of our first annual stockholders’ meeting, May 17, 2012. The value realized on vesting of those 1,413 shares is calculated based on the closing price of our common stock on May 17, 2012, which was $20.53.
(2)	Of Mr. Clark’s 46,590 shares of restricted stock which vested in fiscal 2012, 38,008 shares vested on March 5, 2012. The value realized on vesting of those 38,008 shares is calculated based on the closing price of our common stock on March 5, 2012, which was $21.27. Mr. Clark’s remaining 8,582 shares which vested in fiscal 2012 vested on June 16, 2012, which was a Saturday. The value realized on vesting of those 8,582 shares is calculated based on the closing price of our common stock on Friday, June 15, 2012, which was $18.05.
(3)	Of Mr. Wagner’s 62,001 shares of restricted stock which vested in fiscal 2012, 20,667 shares vested on August 2, 2012. The value realized on vesting of those 20,667 shares is calculated based on the closing price of our common stock on August 2, 2012, which was $12.58. Mr. Wagner’s remaining 41,334 shares that vested in fiscal 2012 vested on September 9, 2012, which was a Sunday, in connection with the termination of Mr. Wagner’s employment with us and pursuant to the terms of the Separation Agreement between Mr. Wagner and us. The value realized on vesting of those 41,334 shares is calculated based on the closing price of our common stock on Monday, September 10, 2012, which was $15.80. In connection with the vesting of his restricted stock in fiscal 2012, Mr. Wagner surrendered 21,830 shares of our common stock to cover withholding taxes, which reduced the actual value received upon vesting. Those 21,830 surrendered shares are included in this table.

Change in Control and Termination Pay Tables

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment and in certain situations following a change in control of the Company. The amount of compensation payable to each named executive officer upon voluntary termination, early or normal retirement and involuntary not-for-cause termination, in the event of disability or death of the executive, and in certain situations following a change in control of the Company is shown below. Except for payments to James Wagner in connection with the termination of his employment on August 31, 2012, the amounts shown in the tables below assume that such termination was effective as of December 28, 2012, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

Change in Control and Termination Payments to All Named Executive Officers Except James Wagner

EXECUTIVE BENEFITS AND PAYMENTS UPON SEPARATION	INVOLUNTARY NOT-FOR- CAUSE TERMINATION ON 12/28/2012		DISABILITY ON 12/28/2012	DEATH ON 12/28/2012	CHANGE IN CONTROL ON 12/28/2012(1)	TERMINATION BY EXECUTIVE FOR DEATH, DISABILITY, NORMAL RETIREMENT, EARLY RETIREMENT, GOOD REASON OR INVOLUNTARY NOT-FOR-CAUSE TERMINATION WITHIN ONE YEAR FOLLOWING A CHANGE IN CONTROL ON 12/28/2012(2)
Christopher Pappas
Acceleration of Vesting of Restricted Stock	—		—	—	—	—
Cash Severance Payment	$750,000	(3)	—	—	—	—
Total	$750,000		—	—	—	—

John Austin
Acceleration of Vesting of Restricted Stock	$1,540,000	(4)	$1,632,785	$1,632,785	$1,632,785	$1,632,785
Cash Severance Payment	$290,000	(5)	—	—	—	—
Total	$1,830,000		$1,632,785	$1,632,785	$1,632,785	$1,632,785

Kenneth Clark(6)
Acceleration of Vesting of Restricted Stock	—		—	—	—	—
Cash Severance Payment	—		—	—	—	—
Total	—		—	—	—	—

Frank O’Dowd
Acceleration of Vesting of Restricted Stock	—		$158,173	$158,173	$158,173	$158,173
Cash Severance Payment	$117,500	(7)	—	—	—	—
Total	$117,500		$158,173	$158,173	$158,173	$158,173

Patricia Lecouras
Acceleration of Vesting of Restricted Stock	—		$158,173	$158,173	$158,173	$158,173
Cash Severance Payment	$235,000	(8)	—	—	—	—
Total	$235,000		$158,173	$158,173	$158,173	$158,173

Alexandros Aldous
Acceleration of Vesting of Restricted Stock	—		$89,751	$89,751	$89,751	$89,751
Cash Severance Payment	—		—	—	—	—
Total	—		$89,751	$89,751	$89,751	$89,751

(1)	Amounts in this column assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock were not assumed in the change in control transaction and therefore vested immediately prior to the change in control transaction, and it also assumes the Compensation Committee determined to vest all of the individual’s performance-based vesting restricted shares upon the change in control transaction.

(2)	Amounts in this column assume the individual’s awards of time-based vesting and performance-based vesting restricted shares of our common stock were assumed in the change in control transaction and thereafter accelerated in connection with a termination event.
(3)	Pursuant to our employment agreement with Christopher Pappas, if he is terminated by us without “cause” (as that term is defined in his employment agreement), he is entitled to receive an amount equal to his annual base salary, payable for a period of one (1) year from the date of his termination and on the same terms and with the same frequency as his annual base salary was paid prior to such termination.
(4)	Represents the acceleration of vesting of the remaining unvested shares of restricted stock granted to Mr. Austin as a one-time sign-on bonus pursuant to the terms of his offer letter and a time-based vesting restricted share award agreement between Mr. Austin and us.
(5)	Mr. Austin is entitled to receive his base salary for twelve months following our termination of his employment without “cause” (as that term is defined in his offer letter).
(6)	In connection with Mr. Clark’s resignation as our chief financial officer and assistant secretary effective June 30, 2012, Mr. Clark entered into the Clark Employment Agreement, dated May 29, 2012, which covered the terms of his employment with us from July 1, 2012 through March 6, 2013, during which time Mr. Clark assisted in the transition of his duties and oversaw certain other projects. All of the equity awards granted to Mr. Clark following the Company’s IPO were forfeited effective May 29, 2012. The portion of the equity award granted to Mr. Clark prior to the Company’s IPO which was scheduled to vest on June 16, 2013 was also forfeited. However, as set forth in the Clark Employment Agreement, the portions of the equity awards granted to Mr. Clark prior to the Company’s IPO which were scheduled to vest on June 16, 2012 and March 5, 2013 were unaffected by the change in Mr. Clark’s employment and vested in accordance with the original vesting schedules for those awards. Mr. Clark was entitled to no additional termination or change in control payments under the terms of the Clark Employment Agreement.
(7)	Mr. O’Dowd is entitled to receive his base salary for six months following our termination of his employment without “cause” (as that term is defined in his offer letter).
(8)	Ms. Lecouras is entitled to receive her base salary for twelve months following our termination of her employment without “cause” (as that term is defined in her offer letter).

Change in Control and Termination Payments to James Wagner

EXECUTIVE BENEFITS AND PAYMENTS UPON SEPARATION	TERMINATION ON 8/31/2012
James Wagner (1)
Acceleration of Vesting of Shares of Restricted Stock	$648,515	(2)
Cash Severance Payment	—
Total	$648,515

(1)	Mr. Wagner’s employment with us terminated effective August 31, 2012. This chart reflects only the triggering event (i.e., voluntary termination) which actually occurred in 2012 and not the other potential triggering events which are no longer a possibility for Mr. Wagner. In connection with the termination of Mr. Wagner’s employment, Mr. Wagner entered into the Separation Agreement. This chart reflects payments to Mr. Wagner in connection with his termination on August 31, 2012 under the terms of his Separation Agreement.

(2)	Pursuant to the terms of Mr. Wagner’s Separation Agreement, dated August 30, 2012, all of Mr. Wagner’s unvested shares of restricted common stock will be forfeited, except that the 20,667 restricted shares of our common stock scheduled to vest on August 2, 2013 and the 20,667 restricted shares of our common stock scheduled to vest on August 2, 2014, all of which were granted to Mr. Wagner on August 2, 2011 in connection with our IPO, vested on the tenth calendar day following Mr. Wagner’s execution of the Separation Agreement.

Director Compensation

Pursuant to our Corporate Governance Guidelines, the Board is responsible for setting the compensation of its independent directors. For the portion of fiscal 2012 up to our annual meeting of stockholders held on May 17, 2012, we paid each of our independent, non-management directors $6,200, which was paid in cash. For the portion of fiscal 2012 commencing on the day after the Annual Meeting until the date of our annual meeting of stockholders in fiscal 2013, our directors will be paid a retainer of $62,000, which will consist of a mix of $25,000 in cash and $37,000 in time-based vesting restricted stock, which will vest at our 2013 annual meeting of stockholders. In fiscal 2012, we did not pay directors for attending meetings of the Board or its committees, but we did pay directors for committee membership and chairmanship and reimbursed our independent directors for their expenses incurred in attending Board and committee meetings. Our directors will receive retainers for their participation as members of committees of the Board equal to $8,000 for Audit Committee membership, $5,000 for Compensation Committee membership and $4,000 for Nominating and Corporate Governance Committee membership. Directors who serve as a chairman of a committee of the Board will receive retainers equal to $15,000 for the Audit Committee chairmanship, $10,000 for the Compensation Committee chairmanship, and $7,500 for the Nominating and Corporate Governance Committee chairmanship.

The table below summarizes the compensation paid by us to our directors for the 2012 fiscal year:

2012 DIRECTOR COMPENSATION TABLE

	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (7)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Christopher Pappas (1)	—	—	—	—
John Pappas (1)	—	—	—	—
Dominick Cerbone (2)	$32,907	$36,993	—	$69,900
John A. Couri	36,797	36,995	—	73,792
Joseph M. Cugine (3)	10,742	25,716	—	36,458
Alan C. Guarino (4)	5,560	19,413	—	24,973
Stephen Hanson	43,135	36,995	—	80,130
John D. Austin (5)	—	—	—	—
L. Kevin Cox (6)	50,896	36,995	—	87,891
Dean Facatselis (1) (6)	—	—	—	—

(1)	These individuals did not receive any compensation for their service as a director, and they have no outstanding options or stock awards as of the end of fiscal 2012.
(2)	Mr. Cerbone joined our Board on May 24, 2012. The chart reflects the prorated payments he received for his service as a director in fiscal 2012.
(3)	Mr. Cugine joined our Board on September 7, 2012. The chart reflects the prorated payments he received for his service as a director in fiscal 2012.
(4)	Mr. Guarino joined our Board on November 7, 2012. The chart reflects the prorated payments he received for his service as a director in fiscal 2012.
(5)	Please see the Summary Compensation Table and Grants of Plan-Based Awards Table, and the footnotes thereto, on pages 34 and 37, respectively, of this proxy statement for a discussion of the cash fees and stock awards John Austin received for his service as a director during fiscal 2012 until his resignation from our Board on May 24, 2012.
(6)	Each of Messrs. Cox and Facatselis resigned from our Board on November 7, 2012. The chart reflects the prorated payments Mr. Cox received for his service as a director in fiscal 2012. Mr. Facatselis did not receive any compensation for his service as a director in fiscal 2012.
(7)

Each of these restricted stock awards was unvested as of the end of fiscal 2012, and they will each vest at the 2013 Annual Meeting. Consistent with ASC Topic 718, the amounts in the table reflect the grant date fair value of our awards to (i) Messrs. Couri, Cox and Hanson of 1,802 restricted shares of our common stock on May 17, 2012; (ii) Mr. Cerbone of 1,948 restricted shares of our common stock on May 24, 2012; (iii) Mr. Cugine of 1,639 restricted shares of our common stock on September 7, 2012; and (iv) Mr. Guarino of 1,371 restricted shares of our common stock on November 7, 2012. The grant date fair value for these awards of restricted stock was determined by taking the closing market price of the Company’s common stock on the date of grant and multiplying it by the number of shares awarded.

Director Stock Ownership Requirement

To further align the interests of the Board with the interests of the Company’s stockholders, the Company believes that its independent directors should be stockholders and have a significant personal financial stake in the Company. Accordingly, each independent director is required to own shares of the Company’s common stock valued at three times the director’s equity component of the then-current annual retainer. Each director will have three years from the later of the consummation of the Company’s IPO and the date of the director’s election to the Board to attain such level of stock ownership. After achieving the minimum level of stock ownership, ownership of the minimum amount must be maintained as long as the director remains on the Board. The Nominating and Corporate Governance Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. Until the stock ownership requirements are met, directors are required to retain the net number of shares of the Company’s common stock received by the directors pursuant to awards granted to the directors or exercised by the directors pursuant to the 2011 Incentive Plan.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2013 and has recommended to the Board that this selection be submitted to our stockholders for ratification at the Annual Meeting. Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of BDO USA, LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of BDO USA, LLP, the Audit Committee will reconsider the matter.

Representatives of BDO USA, LLP, which served as our independent registered public accounting firm for the fiscal year ended December 28, 2012, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for fiscal 2013. Proxies received by the Board will be voted “FOR” ratification of BDO USA, LLP unless a contrary choice is specified in the proxy.

Vote Required

An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 2 is necessary to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2013. Abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 2.

Fees Paid to BDO USA, LLP

In addition to retaining BDO USA, LLP to audit our financial statements for fiscal 2012, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by BDO USA, LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2012	Fiscal 2011
Audit Fees	$354,676	$569,034
Audit-Related Fees	0	0
Tax Fees	33,932	86,738
All Other Fees	0	0

	$388,608	$655,772

Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports and services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements. Fees for audit services in fiscal 2012 include fees billed for the audit of our annual financial statements, as well as fees related to BDO USA, LLP’s assessment of internal control over financial reporting. Fees for audit services in fiscal 2011 include fees billed for professional services related to our IPO, including providing comfort letters and consents.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In fiscal 2011 and fiscal 2012, no audit-related services were provided by BDO USA, LLP.

Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.

All Other Fees consist of fees for services other than the services reported above. In fiscal 2011 and fiscal 2012, no services other than those discussed above were provided by BDO USA, LLP.

The Audit Committee has considered whether the provision of the non-audit services described above by BDO USA, LLP is compatible with maintaining auditor independence and determined that BDO USA, LLP’s provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit related services to be provided by the Company’s independent auditor regardless of amount. These services may include audit services, audit-related services, tax services and other related services. BDO USA, LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by BDO USA, LLP in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In fiscal 2012, all services provided by BDO USA, LLP were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of “independent directors,” as defined in the NASDAQ Listing Rules, and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and NASDAQ.

Audit Committee Disclosures

With respect to the fiscal year ended December 28, 2012, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The Audit Committee has discussed with its independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2012, for filing with the SEC.

The Chefs’ Warehouse, Inc.

Audit Committee

Dominick Cerbone (chairman)

Joseph M. Cugine

Stephen Hanson

The foregoing Report of the Audit Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, regardless of any general incorporation language in such filing.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in this proxy statement under the caption “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis,” the Compensation Committee’s goal in setting executive compensation is to attract and retain highly-qualified executives by providing total compensation for each position that our board of directors and chief executive officer believe is competitive within our business sector. We also seek to provide appropriate incentives for our named executive officers to achieve performance metrics related to company-wide performance and the individual’s relevant performance goals. In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our named executive officers with the long-term interests of our stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis contained in this proxy statement, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the summary compensation table set forth in “EXECUTIVE COMPENSATION—Summary Compensation Table—Fiscal Years 2010-2012” and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2012.

The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and in incentivizing performance that supports our short- and long-term strategic objectives and that the compensation of our named executive officers in fiscal 2012 reflects and supports these compensation policies and procedures.

As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is, hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. At our 2012 annual meeting, a majority of our stockholders voted, on a non-binding, advisory basis, to hold the “say-on-pay” advisory vote every year, and our Board subsequently determined that the Company will do so until the next required vote on the frequency of such “say-on-pay” advisory votes occurs. Accordingly, we will hold the next “say-on-pay” advisory vote at our 2014 annual meeting of stockholders. Although non-binding, the Board and the Compensation Committee will review the voting results of the “say-on-pay” advisory vote and take them into consideration when making future decisions regarding our executive compensation programs.

The Board unanimously recommends that stockholders vote “FOR” the non-binding, advisory vote on executive compensation. Proxies received by the Board will be voted “FOR” the non-binding, advisory vote on executive compensation unless a contrary choice is specified in the proxy.

Vote Required

An affirmative vote of a majority of the shares represented at the Annual Meeting in person (including by webcast) or by properly executed proxy and entitled to vote on Proposal 3 is necessary for approval. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxy card will vote FOR Proposal 3.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for the fiscal year ended December 28, 2012 pursuant to Rule 16a-3(e) of the Exchange Act and written representations from Reporting Persons that all required reports had been filed, the Company believes that all Reporting Persons filed the required reports on a timely basis, except that James Wagner, our former chief operating officer, had one late report for one transaction relating to his surrender of stock back to the Company to cover withholding taxes on a release of restricted stock.

Stockholder Proposals for the 2014 Annual Meeting of Stockholders

The 2014 annual meeting of stockholders is expected to be held on May 16, 2014, although this date may change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2014 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in the Company’s proxy materials for the 2014 annual meeting of stockholders, stockholder proposals must be received by the Company at 100 East Ridge Road, Ridgefield, Connecticut 06877, addressed to the corporate secretary of the Company, not later than December 4, 2013. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2014 annual meeting although not included in the Company’s proxy materials may do so by following the procedures prescribed in the Company’s Bylaws. In order for the proposal to be considered timely for the Company’s 2014 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 16, 2014 and not later than February 15, 2014); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be so received not later than the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made, whichever occurs first.

The stockholder’s submission must include certain specified information concerning the proposal and the stockholder, including such stockholder’s ownership of our common stock. As we will not entertain any proposals at an annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING IN PERSON OR ON THE INTERNET THROUGH A VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE EITHER IN PERSON OR VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES ELECTRONICALLY OVER THE INTERNET DURING THE MEETING.

By Order of the Board of Directors,

Christopher Pappas,

Chairman of the Board

April 3, 2013

THE CHEFS’ WAREHOUSE, INC. 100 EAST RIDGE ROAD RIDGEFIELD, CT 06877

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 16, 2013, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/chef13

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 16, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M53129-P33531 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE CHEFS’ WAREHOUSE, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	The Board of Directors recommends you vote FOR the following:	All	All	Except
	1. Election of Directors	☐	☐	☐
Nominees:
01) Dominick Cerbone 02) John A. Couri 03) Joseph Cugine 04) Alan Guarino	05) Stephen Hanson 06) Christopher Pappas 07) John Pappas

	The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
	2. To ratify the selection of BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2013.					☐	☐	☐
	3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐

NOTE: The proxies are further authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

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M53130-P33531

THE CHEFS’ WAREHOUSE, INC.

Annual Meeting of Stockholders

May 17, 2013 10:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher Pappas and John Austin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of THE CHEFS’ WAREHOUSE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT, on May 17, 2013, at The Ridgefield Playhouse, 80 East Ridge Street, Ridgefield, Connecticut 06877 and online at www.virtualshareholdermeeting.com/chef13, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” the election of the nominees listed on the reverse side for the Board of Directors and “FOR” Proposals 2 and 3. The proxies are also authorized to vote upon all matters as may properly come before the meeting, or any adjournment or postponement thereof, utilizing their own discretion.

Continued and to be signed on reverse side